Exhibit 10.1

EXECUTION COPY

Published Deal CUSIP Number – 807068AH4 Published Revolving Credit Facility CUSIP Number – 807068AJ0

AMENDED AND RESTATED
CREDIT AGREEMENT
Dated as of October 27, 2021
among
SCHOLASTIC CORPORATION
and
SCHOLASTIC INC.
as Borrowers
and
THE INITIAL LENDERS NAMED HEREIN
as Initial Lenders
and
WELLS FARGO BANK, NATIONAL ASSOCIATION and
TRUIST BANK,
as Co-Syndication Agents,

and

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
HSBC BANK USA, NATIONAL ASSOCIATION, and CITIBANK, N.A.
as Co-Agents
and
BANK OF AMERICA, N.A.
as Administrative Agent

BOFA SECURITIES, INC.,
TRUIST SECURITIES, INC., and
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Bookrunners
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TABLE OF CONTENTS
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Schedules
Commitment Schedule
Schedule 1.01(a)     –    Certain Addresses for Notices
Schedule 2.16(h)     –    Existing Letter of Credit
Schedule 4.01(i)     –    Subsidiaries
Schedule 5.02(a)     –    Existing Liens
Schedule 5.02(b)    –    Existing Debt

Appendix I    –    UCC Termination Statement(s)

Exhibits
Exhibit A    –    Form of Revolving Credit Note
Exhibit B-1    –    Form of Notice of Revolving Credit Borrowing
Exhibit B-2    –    Form of Notice of Swingline Borrowing
Exhibit C    –    Form of Assignment and Assumption
Exhibit D    –    Form of Opinion of Counsel for the Borrowers
Exhibit E    –    Form of Financial Covenants Compliance Certificate
Exhibit F    –    List of Closing Documents
Exhibit G    –    Administrative Questionnaire
Exhibit H        –    Forms of U.S. Tax Compliance Certificates
Exhibit I    –    Form of Guaranteed Party Designation Notice
Exhibit J    –    Form of Solvency Certificate

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AMENDED AND RESTATED
CREDIT AGREEMENT
Dated as of October 27, 2021
This AMENDED AND RESTATED CREDIT AGREEMENT is by and among SCHOLASTIC CORPORATION, a Delaware corporation (the “Holding Company”), and SCHOLASTIC INC., a New York corporation (the “Operating Company”; the Holding Company and the Operating Company are, collectively, the “Borrowers” and, individually, each a “Borrower”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, TRUIST BANK, as documentation agent, WELLS FARGO BANK, NATIONAL ASSOCIATION, as syndication agent, FIFTH THIRD BANK, NATIONAL ASSOCIATION, HSBC BANK USA, NATIONAL ASSOCIATION, and CITIBANK, N.A., each as co-agents, and BANK OF AMERICA, N.A. (“Bank of America”), as administrative agent (the “Agent”) for the Lenders (as hereinafter defined).
PRELIMINARY STATEMENTS:
WHEREAS, the Borrowers, the lenders party thereto and the Agent were, immediately prior to the Effective Date, party to that existing Credit Agreement, dated as of January 5, 2017 (as amended, restated or otherwise modified from time to time prior to the date hereof, including pursuant to the First Amendment to Credit Agreement, dated as of December 16, 2020, the “Existing Credit Agreement”) pursuant to which the lenders party thereto (such lenders, the “Existing Lenders”) provided a credit facility to the Borrowers (as defined therein) pursuant to which the Existing Lenders made extensions of credit (including loans (the “Existing Loans”)) to the Borrowers on the terms and conditions set forth therein;
WHEREAS, the Borrowers have requested that the Existing Credit Agreement be amended and restated in its entirety to become effective and binding on the Borrowers pursuant to the terms of this Agreement, and the Lenders (including certain of the Existing Lenders) have agreed (subject to the terms of this Agreement) to amend and restate the Existing Credit Agreement in its entirety to read as set forth in this Agreement, and it has been agreed by the parties to the Existing Credit Agreement that (a) the commitments which the Existing Lenders have agreed to extend to the Borrowers under the Existing Credit Agreement shall be extended or advanced upon the amended and restated terms and conditions contained in this Agreement; and (b) the Existing Loans and other Existing Secured Obligations (as defined below) outstanding under the Existing Credit Agreement shall be governed by and deemed to be outstanding under the amended and restated terms and conditions contained in this Agreement, with the intent that the terms of this Agreement shall supersede the terms of the Existing Credit Agreement (each of which shall hereafter have no further effect upon the parties thereto, other than for accrued fees and expenses, and indemnification provisions accrued and owing, under the terms of the Existing Credit Agreement prior to the Effective Date or arising (in the case of indemnification) under the terms of the Existing Credit Agreement).
WHEREAS, without limiting any of the foregoing, it is the intent of the parties hereto that this Agreement not constitute a novation of the “Secured Obligations” under and as defined in the Existing Credit Agreement (the “Existing Secured Obligations”);
WHEREAS, it is the intent of the Borrowers to confirm that all Secured Obligations shall continue in full force and effect and that, from and after the Effective Date, all references to the “Credit Agreement” contained in the Loan Documents shall be deemed to refer to this Agreement; and
WHEREAS, the Lenders have indicated their willingness to extend, or continue to extend, as applicable, credit and the Issuing Bank has indicated its willingness to issue, or continue to issue, as applicable, Letters of Credit, in each case, subject to the terms and conditions set forth herein.
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NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I
DEFINITIONS AND ACCOUNTING TERMS
Section 1.01    Certain Defined Terms.
As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Acquisition” means, as to any Person, any direct or indirect acquisition by such Person, whether by means of (a) the purchase or other acquisition of the capital stock and other ownership interests of another Person resulting in the acquisition of controlling interest (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.

“Additional Guaranteed Obligations” means (a) all obligations arising under Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided that the Additional Guaranteed Obligations of a Borrower shall exclude any Excluded Swap Obligations with respect to such Borrower.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit G or any other form approved by the Agent.

“Advance” means a Revolving Credit Advance, a Swingline Advance, or a Letter of Credit Advance.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.
“Agent’s Account” means, at any time, the account of the Agent most recently designated by it for the applicable purpose by notice to the Lenders.

“Agreement” means this Credit Agreement, including all schedules, exhibits and annexes hereto.
“Applicable Lending Office” means, as to the Agent, the Issuing Bank or any Lender, the office or offices of such Person described as such in such Person’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrowers and the Agent; which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate.
“Applicable Rate” means, for any day, the rate per annum set forth below opposite the applicable Level then in effect (based on the Consolidated Net Leverage Ratio), it being understood that the Applicable Rate for (a) Advances that are Base Rate Advances shall be the percentage set forth under the column “Base Rate”, (b) Advances that are Eurodollar Rate Advances shall be the percentage set forth under the column “Eurodollar Rate & Letter of Credit Fee”, (c) the Letter of Credit fee shall be the percentage set forth under the column “Eurodollar Rate & Letter of Credit Fee”, and (d) the Commitment Fee shall be the percentage set forth under the column “Commitment Fee”:

Applicable Rate
Level	Consolidated Leverage Ratio	Eurodollar Rate & Letter of Credit Fee	Base Rate	Commitment Fee
1	< 1.00:1	1.35%	0.35%	0.20%
2	≥ 1.00x but < 2.00x	1.50%	0.50%	0.25%
3	≥ 2.00x	1.75%	0.75%	0.30%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Net Leverage Ratio shall become effective as of the fifth (5th) Business Day immediately following the date a Financial Covenants Compliance Certificate is delivered pursuant to Section 5.01(a); provided that if a Financial Covenants Compliance Certificate is not delivered when due in accordance with Section 5.01(a), then, Pricing Level 3 shall apply, in each case as of the fifth (5th) Business Day after the date on which such Financial Covenants Compliance Certificate was required to have been delivered and in each case shall remain in effect until the fifth (5th) Business Day following the date on which such Financial Covenants Compliance Certificate is delivered. In addition, upon the request of the Required Lenders, at all times while the Default Interest is in effect pursuant to Section 2.07(b), the highest rate set forth in each column of the Applicable Rate shall apply.
Notwithstanding anything to the contrary contained in this definition, (i) the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.13(f) and (ii) the initial Applicable Rate shall be set at Pricing Level 1 until the first Business Day immediately following the date a Financial Covenants Compliance Certificate is delivered pursuant to Section 5.01(a) for the fiscal quarter ending November 30, 2021 to the Administrative Agent. Any adjustment in the Applicable Rate shall be applicable to all Advances then existing or subsequently made or issued.
“Applicable Revolving Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Lender’s Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.23. If the Commitment of all of the Lenders to make Revolving Credit Advances and the obligation of the Issuing Bank to issue Letters of Credit have been terminated pursuant to Article VI, or if the Revolving Credit Commitments have expired, then the Applicable Revolving Percentage of each Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Revolving Percentage of such Lender most recently in effect, giving effect to any subsequent assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means BofA Securities, Inc., Wells Fargo Securities, LLC and Truist Securities, Inc., each in its capacity as joint lead arranger and joint bookrunner.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any other party whose consent is required by Section 8.07), and accepted by the Agent, in substantially the form of Exhibit C hereto or any other form (including an electronic documentation form generated by use of an electronic platform) approved by the Agent.
“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing). For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.04. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of America” means Bank of America, N.A., and its successors and assigns.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment.
“Base Rate” means, for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%, subject to the interest rate floors set forth therein; provided that if the Base Rate shall be less than 0.00%, such rate shall be deemed 0.00% for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Advance” means a Revolving Credit Advance that bears interest as provided in Section 2.07(a)(i) or a Swingline Advance, each based on the Base Rate.
“Benchmark” means, initially, LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to Section 2.19(c) then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.
“Benchmark Replacement” means:
(1)    For purposes of Section 2.19(c)(i), the first alternative set forth below that can be determined by the Agent:
(a)    the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, and 0.71513% (71.513 basis points) for an Available Tenor of twelve-months’ duration , or
(b)    the sum of: (i) Daily Simple SOFR and (ii) 0.11448% (11.448 basis points);
provided that, if initially LIBOR is replaced with the rate contained in clause (b) above (Daily Simple SOFR plus the applicable spread adjustment) and subsequent to such replacement, the Agent determines that Term SOFR has become available and is administratively feasible for the Agent in its sole discretion, and the Agent notifies the Borrowers and each Lender of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Benchmark Replacement shall be as set forth in clause (a) above; and
(2)    For purposes of Section 2.19(c)(ii), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Agent and the Borrowers as the replacement Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by a Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;
provided that if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than 0.00%, the Benchmark Replacement will be deemed to be 0.00% for the purposes of this Agreement and the other Loan Documents.

Any Benchmark Replacement shall be applied in a manner consistent with market practice; provided that, to the extent such market practice is not administratively feasible for the Agent, such Benchmark Replacement shall be applied in a manner as otherwise reasonably determined by the Agent.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Transition Event” means, with respect to any then-current Benchmark other than LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark or a Governmental Authority with jurisdiction over such administrator announcing or stating that all Available Tenors are or will no longer be representative, or made available, or used for determining the interest rate of loans, or shall or will otherwise cease, provided that, at the time of such statement or publication, there is no successor administrator that is satisfactory to the Agent, that will continue to provide any representative tenors of such Benchmark after such specific date.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”. “Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Borrower Materials” has the meaning specified in Section 5.01.
“Borrowing” means a Revolving Credit Borrowing or a Swingline Advance.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Agent’s Applicable Lending Office is located; provided that if such day relates to any interest rate settings as to a Eurodollar Rate Advances denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurodollar Rate Advances, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Advances, means any such day that is also a London Banking Day.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Agent, for the benefit of one or more of the Issuing Bank, the Swingline Lender (as applicable) or the Lenders, as collateral for L/C Exposure, the obligations in respect of Swingline Advances, or obligations of the Lenders to fund participations in respect of either thereof (as the context may require), (a) cash or deposit account balances, (b) backstop letters of credit entered into on terms, from issuers and in amounts satisfactory to the Agent and the Issuing Bank, and/or (c) if the Agent and the Issuing Bank or Swingline Lender shall agree, in their sole discretion, other credit support, in each case, in Dollars and pursuant to documentation in form and substance satisfactory to the Agent and Issuing Bank or Swingline Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.
“Cash Management Bank” means any Person in its capacity as a party to a Cash Management Agreement that, (a) at the time it enters into a Cash Management Agreement with a Borrower or any Subsidiary thereof, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Cash Management Agreement with a Borrower or any Subsidiary thereof, in each case in its capacity as a party to such Cash Management Agreement (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender); provided that for any of the foregoing to be included as a “Guaranteed Cash Management Agreement” on any date of determination by the Agent, the applicable Cash Management Bank (other than the Agent or an Affiliate of the Agent) must have delivered a Guaranteed Party Designation Notice to the Agent prior to such date of determination.
“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Class”, when used in reference to any Advance or Borrowing, refers to whether such Advance, or the Advances comprising such Borrowing, are Revolving Credit Advances or Swingline Advances.
“Class A Shareholding Group” means, collectively, (a) M. Richard Robinson, Jr. (Decedent), Barbara Robinson Buckland, Florence R. Ford, Mary Sue Robinson Morrill and William W. Robinson, the spouses and descendants of any of them, and any trust or estate whose legal representatives or beneficiaries (or in the case of a Person with more than one legal representative or beneficiary, at least half of whose legal representatives or beneficiaries) consist of one or more of the foregoing individuals, spouses and descendants; (b) the trusts respectively created under the will of Maurice R. Robinson and/or the will of Florence L. Robinson so long as at least half of their respective trustees or beneficiaries continue to consist of one or more of the foregoing individuals, spouses and/or descendants; and (c) the Estate of M. Richard Robinson, Jr. (Decedent), with Ms. Iole Lucchese, as Scholastic Special Purpose Executor, and Ms. Iole Lucchese, in her individual capacity.
“Code” means the Internal Revenue Code of 1986.
“Commitment” means a Revolving Credit Commitment.
“Commitment Fee” has the meaning specified in Section 2.22(a).
“Commitment Schedule” means the Schedule attached hereto identified as such.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.
“Consolidated EBITDA” means, for any period of four consecutive fiscal quarters of the Borrowers and their Subsidiaries ending on or before any date of determination, determined on a Consolidated basis, without duplication, for the Borrowers and their Consolidated Subsidiaries: (a) the sum of (i) net income (or net loss), (ii) any extraordinary, non-recurring or unusual non-cash losses, (iii) income tax expense, (iv) depreciation expense, (v) amortization expense (including any amortization of prepublication costs and expenses), (vi) gross interest expense, and (vii) any extraordinary, non-recurring or unusual cash charges, expenses or losses; provided that the aggregate amount of add-backs included in the determination of Consolidated EBITDA pursuant to clause (vii) shall not exceed an amount equal to fifteen percent (15%) of Consolidated EBITDA for any applicable measurement period (calculated prior to giving effect to such adjustments), minus (b) any extraordinary, non-recurring or unusual gains, all as recorded for such period (excluding, for the avoidance of doubt and solely to the extent constituting net income pursuant to clause (i) above, the amount of gains in such period arising from the sale or disposition of distribution centers or facilities in the ordinary course of business).
“Consolidated EBITDA Shortfall” means, at any time, the amount, if any, of additional Consolidated EBITDA necessary to cause the Credit Parties to be in compliance with Section 5.03(a) or Section 5.03(b)), as applicable, for the applicable measurement period.
“Consolidated Funded Debt” means, as of any date of determination, for the Borrowers and their Consolidated Subsidiaries, the sum of: (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all purchase money Debt; (c) the maximum amount available to be drawn under issued and outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business); (e) all Debt in respect of capital leases and synthetic lease obligations; (f) all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Termination Date in respect of any capital stock issued by any corporation, or any equivalent interests in any other Person, or any warrant, right or option to acquire such capital stock or equivalent interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) without duplication, all guarantees with respect to outstanding Debt of the types specified in clauses (a) through (f) above of Persons other than any Borrower or any Consolidated Subsidiary; and (h) all Debt of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which any Borrower or a

Consolidated Subsidiary is a general partner or joint venturer, unless such Debt is expressly made non-recourse to such Borrower or such Subsidiary.
“Consolidated Funded Net Debt” means, as of any date of determination, (i) Consolidated Funded Debt minus (ii) Unrestricted Cash in an aggregate amount not to exceed $50,000,000, in each case as of such date.
“Consolidated Interest Coverage Ratio” shall mean, for any period of the most recent four consecutive fiscal quarters of the Borrowers and their Consolidated Subsidiaries ending on or before any date of determination, the ratio of (a) Consolidated EBITDA, to (b) gross interest expense, all as recorded for such period.
“Consolidated Net Leverage Ratio” shall mean, for any period of the most recent four consecutive fiscal quarters of the Borrowers and their Consolidated Subsidiaries ending on or before any date of determination, the ratio of (a) Consolidated Funded Net Debt to (b) Consolidated EBITDA for such period.
“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Borrowers and their Consolidated Subsidiaries.
“Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.09 or 2.19.
“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Credit Exposure” means, as to any Lender at any time, such Lender’s Revolving Credit Exposure at such time.
“Credit Party” means the Agent, the Issuing Bank, the Swingline Lender or any other Lender.
“Cure Expiration Date” has the meaning specified in Section 5.03(c).
“Cure Proceeds” has the meaning specified in Section 5.03(c).
“Daily Simple SOFR” with respect to any applicable determination date means the secured overnight financing rate (“SOFR”) published on such date by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source).
“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (e) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit (other than obligations in respect of letters of credit issued to provide for the payment of goods or services, to backstop worker’s compensation obligations or as rental security deposits, in each case incurred in the ordinary course of business), (f) all Debt of others referred to in clauses (a) through (e) above or clause (g) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (g) all Debt referred to in clauses (a) through (f) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Advances, (ii) fund any portion of its participations in Letters of Credit or Swingline Advances or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrowers or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and participations in then outstanding Letters of Credit and Swingline Advances under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Agent, or (d) has or has a direct or indirect parent company that has, (i) become the subject of a Bankruptcy Event, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such

Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.23) as of the date established therefor by the Agent in a written notice of such determination, which shall be delivered by the Agent to the Borrowers, the Issuing Bank, the Swingline Lender and each other Lender promptly following such determination.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Dollar” and “$” mean lawful money of the United States.

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.
“Early Opt-in Election” means the occurrence of:
(1)    a determination by the Agent, or a notification by the Borrowers to the Agent that the Borrowers have made a determination, that U.S. dollar-denominated syndicated credit facilities currently being executed, or that include language similar to that contained in Section 2.19(c), are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, and
(2)    the joint election by the Agent and the Borrowers to replace LIBOR with a Benchmark Replacement and the provision by the Agent of written notice of such election to the Lenders.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” has the meaning specified in Section 3.01.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 8.07 (subject to such consents, if any, required under Section 8.07(b)(iii)).
“Engagement Letter” means the letter agreement, dated September 28, 2021, among the Borrowers, the Agent and BofA Securities, Inc.

“Environmental Claim” means (a) any unfulfilled responsibility or liability or unlawful act or omission under any Environmental Law; (b) any tortious act or omission or breach of contract pertaining to any Environmental Substance; or (c) any other violation or claim under any Environmental Law or in respect of any Environmental Substance.
“Environmental Law” and “Environmental Laws” respectively mean any one or more of the applicable laws pertaining to: (a) any emission, discharge, release, runoff, disposal or presence in the environment of any Environmental Substance; (b) any cleanup, containment, manufacturing, treatment, handling, transportation, storage or sale of or other activity pertaining to any Environmental Substance; or (c) any other peril to public or occupational health or safety or to the environment that may be posed by an Environmental Substance.
“Environmental Substance” means any toxic substance, hazardous material, contaminant, waste, pollutant or other similar product or substance that may pose a threat to public or occupational health or safety or to the environment.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time (and any successors thereto), and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any Person that (i) for purposes of Title IV of ERISA is a member of any of the Borrowers’ controlled group, or (ii) is under common control with any of the Borrowers, within the meaning of Section 414 of the Internal Revenue Code.
“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of either Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by either or either Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 206(g) of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar Rate” means:
(a)    for any Interest Period with respect to a Eurodollar Rate Advance, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate which rate is approved by the Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)    for any interest calculation with respect to a Base Rate Advance on any date, the rate per annum equal to the LIBOR Rate, at or about 11:00 a.m., London time, two (2) Business Days prior to such date for Dollar deposits with a term of one (1) month commencing that day;

provided that: (i) to the extent a comparable or successor rate is approved by the Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Agent and (ii) if the Eurodollar Rate shall be less than 0.00%, such rate shall be deemed 0.00% for purposes of this Agreement.
“Eurodollar Rate Advance” means a Revolving Credit Advance that bears interest as provided in Section 2.07(a)(ii) and based on clause (a) of the definition of “Eurodollar Rate”.
“Events of Default” has the meaning specified in Section 6.01.
“Excluded Swap Obligation” means, with respect to any Borrower, any Swap Obligation if, and to the extent that, all or a portion of the grant by such Borrower of a Lien to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Borrower’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell”, support or other agreement for the benefit of such Borrower and any and all guarantees of such Borrower’s Swap Obligations by other Borrowers) at the time the grant by such Borrower of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Lien is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrowers under Section 8.07) or (ii) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 2.14(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(e), and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” has the meaning specified in the recitals hereto.
“Existing Lenders” has the meaning specified in the recitals hereto.
“Existing Letter of Credit” has the meaning specified in Section 2.16(h).
“Existing Loans” has the meaning specified in the recitals hereto.
“Existing Secured Obligations” has the meaning specified in the recitals hereto.
“Facility” means the Revolving Credit Facility or the Letter of Credit Facility.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing.
“FCA” has the meaning specified in Section 2.19(c)(i).
“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement.
“Financial Covenants” has the meaning specified in Section 5.03(b).
“Financial Covenants Compliance Certificate” has the meaning specified in Section 5.01(a)(iii).
“Foreign Lender” means, with respect to any Borrower (a) if such Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if such Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Exposure other than L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Pro Rata Share of Swingline Advances other than Swingline Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” has the meaning specified in Section 1.03.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority,

instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guaranteed Cash Management Agreement” means any Cash Management Agreement between the any Borrower and any Cash Management Bank.
“Guaranteed Hedge Agreement” means any interest rate, currency, foreign exchange, or commodity Swap Contract not prohibited by the terms of this Agreement between any Borrower and any Hedge Bank.
“Guaranteed Obligations” means all Obligations and all Additional Guaranteed Obligations.
“Guaranteed Parties” means, collectively, the Agent, the Lenders, the Issuing Bank, the Hedge Banks, the Cash Management Banks, the Indemnitees and each co-agent or sub-agent appointed by the Agent from time to time pursuant to Section 7.05.
“Guaranteed Party Designation Notice” means a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit I.
“Hedge Bank” means any Person in its capacity as a party to a Swap Contract that, (a) at the time it enters into a Swap Contract not prohibited by the terms of this Agreement, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Swap Contract not prohibited by the terms of this Agreement, in each case, in its capacity as a party to such Swap Contract (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender); provided, in the case of a Guaranteed Hedge Agreement with a Person who is no longer a Lender (or Affiliate of a Lender), such Person shall be considered a Hedge Bank only through the stated termination date (without extension or renewal) of such Guaranteed Hedge Agreement and provided further that for any of the foregoing to be included as a “Guaranteed Hedge Agreement” on any date of determination by the Agent, the applicable Hedge Bank (other than the Agent or an Affiliate of the Agent) must have delivered a Guaranteed Party Designation Notice to the Agent prior to such date of determination.
“IBA” has the meaning specified in Section 2.19(c)(i).
“Incremental Facility” has the meaning specified in Section 2.18(a).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes
“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing, the period commencing on the date such Eurodollar Rate Advance is disbursed or Converted to or continued as a Eurodollar Rate Advance and ending on the date one (1), three (3) or six (6) months thereafter (in each case, subject to availability), as selected by the Borrowers in their Loan Notice; provided that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)    no Interest Period shall extend beyond the Termination Date of the Facility under which such Advance was made.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means Bank of America, in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“L/C Exposure” means, at any time, the sum of (a) the aggregate Available Amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all Letter of Credit Advances that have not yet been reimbursed by or on behalf of the Borrowers at such time. The L/C Exposure of any Lender at any time shall be its Pro Rata Share of the total L/C Exposure at such time.
“L/C Related Documents” has the meaning specified in Section 2.16(f).
“Lenders” means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 2.18 or Section 8.07, including any New Revolving Lenders. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
“Lender Recipient Party” means, collectively, the Lenders, the Swingline Lender and the Issuing Bank.
“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.
“Letter of Credit Advance” means an advance made by the Issuing Bank resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced by a Revolving Credit Borrowing in the form of a Base Rate Advance.
“Letter of Credit Agreement” has the meaning specified in Section 2.16(b)(i).
“Letter of Credit Facility” means the lesser of (a) $50,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.05 and (b) the Revolving Credit Facility. The Letter of Credit Facility is part of, and not in addition to, the Revolving Credit Facility.
“LIBOR” has the meaning specified in the definition of Eurodollar Rate.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Agent from time to time).
“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
“Loan Documents” means this Agreement, any Notes, the Engagement Letter, each Letter of Credit Agreement, each other L/C Related Document, and any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.25, as each may be amended, supplemented or otherwise modified from time to time.
“Loan Notice” means a Notice of Revolving Credit Borrowing or a Notice of Swingline Borrowing, which shall be substantially in the respective form of Exhibit B-1 or B-2, as applicable, or such other form as may be approved by the Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Agent); each appropriately completed and signed by a Responsible Officer of a Borrower.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract”.

“Material Adverse Change” means any material adverse change in the assets, business, operations, property or condition (financial or otherwise) of the Borrowers and their Subsidiaries taken as a whole.
“Material Adverse Effect” means a material adverse effect on (a) the assets, business, operations, property or condition (financial or otherwise) of the Borrowers and their Subsidiaries taken as a whole or (b) the ability of the Borrowers to perform their obligations under the Loan Documents.
“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during any period when a Lender constitutes a Defaulting Lender, an amount equal to 100% of the Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.25(a)(i), (a)(ii) or (a)(iii), an amount equal to 100% of the outstanding amount of all L/C Exposure, and (c) otherwise, an amount determined by the Agent and the Issuing Bank in their sole discretion.

“Money Market Rate” means such rate of interest per annum (if any) as the Swingline Lender may quote from time to time on any single commercial borrowing for a period of up to 90 days.
“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which a Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of a Borrower or any ERISA Affiliate and at least one Person other than such Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which such Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
“New Revolving Lenders” has the meaning specified in Section 2.18(c).
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Note” means a Revolving Credit Note.
“Notice of Intent to Cure” has the meaning specified in Section 5.03(c).
“Notice of Issuance” has the meaning specified in Section 2.16(b)(i).
“Notice of Revolving Credit Borrowing” has the meaning specified in Section 2.02(a).
“Notice of Swingline Borrowing” has the meaning specified in Section 2.04(b).
“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Borrower arising under any Loan Document or otherwise with respect to any Advance or Letter of Credit and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Borrower or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided that, without limiting the foregoing, the Obligations of a Borrower shall exclude any Excluded Swap Obligations with respect to such Borrower.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Other Rate Early Opt-in” means the Agent and the Borrowers have elected to replace LIBOR with a Benchmark Replacement other than a SOFR-based rate pursuant to (1) an Early Opt-in Election and (2) Section 2.19(c)(ii) and paragraph (2) of the definition of “Benchmark Replacement”.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.24).
“Participant” has the meaning specified in Section 8.07(d).

“Participant Register” has the meaning specified in Section 8.07(d).
“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Borrower and any ERISA Affiliate or with respect to which such Borrower or any ERISA Affiliate has any liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Permitted Acquisition” means an Acquisition by a Borrower (the Person or division, line of business or other business unit of the Person to be acquired in such Acquisition shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Borrowers and their respective Subsidiaries pursuant to the terms of this Agreement, in each case so long as:
(a)    no Default shall then exist or would exist after giving effect thereto;
(b)    the Borrowers shall demonstrate to the reasonable satisfaction of the Agent that, after giving effect to the Acquisition, the Borrowers are in compliance, on a pro forma basis, with each of the covenants set forth in Section 5.03;
(c)    the Target shall have earnings before interest, taxes, depreciation and amortization for the four (4) fiscal quarter period prior to the acquisition date in an amount greater than $0; and
(d)    such Acquisition shall not be a “hostile” Acquisition and shall have been approved by the board of directors (or equivalent) and/or shareholders (or equivalent) of the applicable Borrower and the Target.
“Permitted Liens” means each of the following: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(e) hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days or are being contested by good faith by appropriate proceedings and as to which appropriate reserves are being maintained; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
“Plan” means a Single Employer Plan or a Multiple Employer Plan.
“Platform” has the meaning specified in Section 5.01.
“Pro Rata Share” of any amount means, with respect to any Lender at any time, with respect to Revolving Credit Advances, Letter of Credit Advances or Swingline Advances, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time and the denominator of which is the Revolving Credit Facility at such time; provided that in the case of Section 2.23 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Credit Commitment shall be disregarded in the calculation. If the Commitments have terminated or expired, the Pro Rata Share shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
“Public Lender” has the meaning specified in Section 5.01.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 8.18.

“Recipient” means the Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder.
“Register” has the meaning specified in Section 8.07(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” has the meaning specified in Section 7.06(b).

“Required Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing more than 50% of the sum of the total Credit Exposure and unused Commitments at such time. The Credit Exposure and unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Swingline Advance and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swingline Lender or the Issuing Bank, as the case may be, in making such determination.
“Rescindable Amount” has the meaning as defined in Section 2.12(b)(ii).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Borrower, solely for purposes of the delivery of incumbency certificates pursuant to Section 3.01, the secretary or any assistant secretary of a Borrower and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Borrower so designated by any of the foregoing officers in a notice to the Agent or any other officer or employee of the applicable Borrower designated in or pursuant to an agreement between the applicable Borrower and the Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower. To the extent requested by the Agent, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Agent, appropriate authorization documentation, in form and substance satisfactory to the Agent.

“Revolving Credit Advance” means an advance by a Lender to a Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance.
“Revolving Credit Availability” means, at any time, the aggregate Revolving Credit Commitments of all Lenders at such time.
“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Lenders pursuant to Section 2.01.
“Revolving Credit Commitment” means, with respect to any Lender at any time (a) the amount set forth opposite such Lender’s name on the Commitment Schedule under the caption “Revolving Credit Commitment” (b) if such Lender has become a Lender hereunder pursuant to Section 2.18, the amount set forth in the applicable joinder agreement pursuant to which such Lender joined this Agreement or (c) if such Lender has entered into any Assignment and Assumption, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(c), as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.18. As of the Effective Date, the aggregate Revolving Credit Commitments of the Initial Lenders is $300,000,000.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Credit Advances and its L/C Exposure and Swingline Exposure at such time.
“Revolving Credit Facility” means, at any time, the aggregate amount of the Lenders’ Revolving Credit Commitments at such time.
“Revolving Credit Note” means a promissory note of a Borrower payable to the order of any Lender requesting the same, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Revolving Credit Advances made by such Lender.
“Revolving Increase Effective Date” has the meaning specified in Section 2.18(d).
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.
“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Significant Subsidiary” shall mean any Subsidiary that owns 10% or more of the total consolidated assets of the Holding Company and its subsidiaries and contributes 10% or more of their total consolidated revenue from operations. Each direct and indirect parent (other than the Holding Company or the Operating Company) of a Significant Subsidiary also shall be deemed a Significant Subsidiary.
“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of a Borrower or any ERISA Affiliate and no Person other than the Borrowers and the ERISA Affiliates, or (b) was so maintained and in respect of which a Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
“SOFR” has the meaning specified in the definition of Daily Simple SOFR.

“SOFR Early Opt-in” means the Agent and the Borrowers have elected to replace LIBOR pursuant to (1) an Early Opt-in Election and (2) Section 2.19(c)(i) and paragraph (1) of the definition of “Benchmark Replacement”.
“Solvency Certificate” means a solvency certificate in substantially in the form of Exhibit J.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
“Supported QFC” has the meaning specified in Section 8.18.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligations” means with respect to any Borrower any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swingline Advance” means an Advance made pursuant to Section 2.04.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Advances outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Pro Rata Share of the total Swingline Exposure at such time.
“Swingline Lender” means Bank of America, N.A., in its capacity as lender of Swingline Advances hereunder.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means, for the applicable corresponding tenor (or if any Available Tenor of a Benchmark does not correspond to an Available Tenor for the applicable Benchmark Replacement, the closest corresponding Available Tenor and if such Available Tenor corresponds equally to two Available Tenors of the applicable Benchmark Replacement, the corresponding tenor of the shorter duration shall be applied), the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Termination Date” means the earlier of October 27, 2026 and the date of termination in whole of the Revolving Credit Commitments pursuant to Section 2.05 or 6.01.
“Type”, when used in reference to any Advance or Borrowing, refers to whether the rate of interest on such Advance, or the Advances comprising such Borrowing, is determined by reference to the Eurodollar Rate or the Base Rate.
“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unreimbursed Amount” has the meaning specified in Section 2.16(c)(i).

“Unrestricted Cash” means, at any date of determination, the amount of cash and cash equivalents of the Borrowers and their respective Subsidiaries maintained at depository institutions located or domiciled in the United States, in each case, solely to the extent any such cash and cash equivalents are (or would be) included on the balance sheet of the Borrowers or any of their respective

Subsidiaries as of such date and which are not identified as “restricted” in accordance with GAAP and which (a) are not subject to any Lien in favor of any Person other than Liens that are contractual, statutory, or common law rights of set-off relating to (i) the establishment of depository relations or securities accounts in the ordinary course of business with banks or financial institutions not given in connection with the issuance of indebtedness or (ii) pooled deposit or sweep accounts of the Borrowers and their respective Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business, and (b) are otherwise generally available for use by the Borrowers and their respective Subsidiaries.

“Unused Revolving Credit Commitment” means, with respect to any Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances, Letter of Credit Advances and Swingline Advances made by such Lender, in each case in its capacity as a Lender, and outstanding at such time, and (ii) such Lender’s Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time, (B) the aggregate amount of Swingline Advances outstanding at such time, and (C) to the extent not included in clause (b)(i) of this definition, the aggregate principal amount of all Letter of Credit Advances made by the Issuing Bank pursuant to Section 2.16(d) and outstanding at such time.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.14(e)(ii)(B)(3).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02    Computation of Time Periods; Other Interpretive Provisions. (a) In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
(b)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any organizational document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any and all references to “Borrower” regardless of whether preceded by the term a, any, each of, all, and/or, or any other similar term shall be deemed to refer, as the context requires, to each and every (and/or any one or all) parties constituting a Borrower, individually and/or in the aggregate.
(c)    Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
Section 1.03    Accounting Terms. (a) All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles (“GAAP”). Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Borrowers or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof.
(b)    If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited financial statements referred to in Section 4.01(f) for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.
Section 1.04    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any L/C Related Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
Section 1.05    Interest Rates. The Agent does not warrant, nor accept responsibility, nor shall the Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rates (including, without limitation, any Benchmark Replacement) or the effect of any of the foregoing, or of any Benchmark Replacement Conforming Changes.
Article II
AMOUNTS AND TERMS OF THE ADVANCES
Section 2.01    Commitments. Subject to the terms and conditions hereinafter set forth, each Lender severally agrees to make Revolving Credit Advances to any Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an amount for each such Advance not to exceed such Lender’s Unused Revolving Credit Commitment at such time. Each Revolving Credit Borrowing (other than a Swingline Advance) shall be in an aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof in the case of Base Rate dvances, or shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of Eurodollar Rate Advances, and shall consist of Revolving Credit Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Each Swingline Advance shall be in an amount that is an integral multiple of $250,000 and not less than $250,000. Within the limits of each Lender’s Revolving Credit Commitment, the Borrowers may borrow Revolving Credit Borrowings under this Section 2.01, prepay Revolving Credit Borrowings pursuant to Section 2.10 and reborrow Revolving Credit Borrowings under this Section 2.01; provided that in no event shall any Borrower be permitted to borrow a Revolving Credit Borrowing (and no Lender shall be required to fund a Revolving Credit Advance) if, after giving effect to the funding of such Revolving Credit Borrowing (or the funding of such Revolving Credit Advance), the aggregate amount of the Revolving Credit Exposures of all Lenders shall exceed the Revolving Credit Availability at such time.
Section 2.02    Making the Revolving Credit Advances.
(a)    Each Revolving Credit Borrowing shall be made on irrevocable notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurodollar Rate Advances or (y) 11:00 A.M. (New York City time) on the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Base Rate Advances, by the applicable Borrower to the Agent, which shall give to each Lender prompt notice thereof. Each such notice of a Revolving Credit Borrowing may be given by (A) telephone or (B) notice substantially in the form of Exhibit B-1 (a “Notice of Revolving Credit Borrowing”); provided that any telephonic notice must be confirmed immediately by delivery by the applicable Borrower to the Agent of a Notice of Revolving Credit Borrowing specifying therein the requested (i) date of such Revolving Credit Borrowing (which must be a Business Day), (ii) Type of Advances comprising such Revolving Credit Borrowing, (iii) aggregate amount of such Revolving Credit Borrowing, and (iv) in the case of a Revolving Credit Borrowing consisting of Eurodollar Rate Advances, the initial Interest Period for each such Revolving Credit Advance. If the applicable Borrower fails to specify a Type of Advance in a Notice of Revolving Credit Borrowing or if the applicable Borrower fails to give a timely notice requesting a Conversion or continuation, then the applicable Advances shall be made as, or converted to, Base Rate Advances. Any such automatic conversion to Base Rate Advances shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Advances. If the applicable Borrower requests a Borrowing of, Conversion to, or continuation of Eurodollar Rate Advances in any such Notice of Revolving Credit Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. Notwithstanding anything to the contrary herein, a Swingline Advance may not be converted to a Eurodollar Rate Advance. Each Lender shall, before 2:00 P.M. (New York City time) on the date of such Revolving Credit Borrowing make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of such Revolving Credit Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the applicable Borrower at the Agent’s address referred to in Section 8.02; provided that, in the case of any such Borrowing, the Agent shall first make a portion of such funds equal to the aggregate principal amount of any Letter of Credit Advances made by the Issuing Bank and by any other Lender and outstanding on the date of such Revolving Credit Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to the Issuing Bank and such other Lenders for repayment of such Letter of Credit Advances.
(b)    Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrowers may not select Eurodollar Rate Advances for any Revolving Credit Borrowing if the aggregate amount of such Revolving Credit Borrowing is less than $5,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.12 or 2.19 and (ii) no more than twelve separate Eurodollar Rate Advances may be outstanding at any time.
(c)    Each Notice of Revolving Credit Borrowing shall be irrevocable and binding on the applicable Borrower. In the case of any Revolving Credit Borrowing that the related Notice of Revolving Credit Borrowing specifies is to be comprised of Eurodollar Rate Advances, the applicable Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Revolving Credit Borrowing for such Revolving Credit Borrowing, the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Credit Advance, to be made by such Lender as part of such Revolving Credit Borrowing, when such Revolving Credit Advance, as a result of such failure, is not made on such date. Except as otherwise provided herein, a Eurodollar Rate Advance may be continued or Converted only on the last day of an Interest Period for such Eurodollar Rate Advance. During the existence of a Default, no Advance may be requested as, Converted to or continued as Eurodollar Rate Advances without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the outstanding Eurodollar Rate Advances be converted immediately to Base Rate Advances.
(d)    Unless the Agent shall have received notice from a Lender prior to the date of any Revolving Credit Borrowing of Eurodollar Rate Advances (or in the case of any Revolving Credit Borrowing of Base Rate Advances, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Agent such Lender’s ratable portion of such Revolving Credit Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such

Revolving Credit Borrowing in accordance with subsection (a) of this Section 2.02 (or in the case of any Revolving Credit Borrowing of Base Rate Advances, that such Lender has made such share available in accordance with and at the time required by such Section) and the Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the applicable Borrower severally agree to repay to the Agent forthwith on demand in immediately available funds such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent, at (i) in the case of such Borrower, the interest rate applicable at the time to Base Rate Advances, and (ii) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Agent in connection with the foregoing. If a Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Revolving Credit Advance as part of such Revolving Credit Borrowing for purposes of this Agreement. Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Agent. A notice of the Agent to any Lender, the Issuing Bank or the Borrowers with respect to any amount owing under this subsection (d) shall be conclusive, absent manifest error
(e)    The failure of any Lender to make the Revolving Credit Advance to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Credit Advance on the date of such Revolving Credit Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on the date of any Revolving Credit Borrowing.
(f)    Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error.
(g)    Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or the portion of its Advances in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrowers, the Agent and such Lender.
(h)    Notwithstanding the foregoing, Swingline Advances shall be made as provided in Section 2.04.
Section 2.03    [Reserved.]
Section 2.04    Swingline Advances.
(a)    Swingline Facility. Subject to the terms and conditions set forth herein, the Swingline Lender, in reliance upon the agreements of the other Lenders set forth in this Section, may in its sole discretion, make Swingline Advances to the Borrowers from time to time on any Business Day during the period from the Effective Date until the Termination Date, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Advances exceeding $15,000,000 (notwithstanding the fact that such Swingline Advances, when aggregated with the Pro Rata Share of the Revolving Credit Exposure of the Lender acting as Swingline Lender may exceed the amount of such Lender’s Revolving Credit Commitment) or (ii) the total Revolving Credit Exposures exceeding the aggregate Revolving Credit Commitments at such time;

provided that (A) the Swingline Lender shall not be required to make a Swingline Advance to refinance an outstanding Swingline Advance and (B) the Swingline Lender shall not be under any obligation to make any Swingline Advance if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Advance may have, Fronting Exposure. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Advances. Immediately upon the making of a Swingline Advance, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Advance in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swingline Advance.
(b)    Borrowing Procedures. Each Swingline Advance shall be made upon the applicable Borrower’s irrevocable notice to the Swingline Lender and the Agent, which may be given by: (A) telephone or (B) notice substantially in the form of Exhibit B-2 (a “Notice of Swingline Borrowing”); provided that any telephonic notice must be confirmed immediately by delivery to the Swingline Lender and the Agent of a Notice of Swingline Borrowing. Each such Notice of Swingline Borrowing must be received by the Swingline Lender and the Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $250,000, and (ii) the requested date of the Borrowing (which shall be a Business Day). Promptly after receipt by the Swingline Lender of any Notice of Swingline Borrowing, the Swingline Lender will confirm with the Agent (by telephone or in writing) that the Agent has also received such Notice of Swingline Borrowing and, if not, the Swingline Lender will notify the Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swingline Advance (A) directing the Swingline Lender not to make such Swingline Advance as a result of the limitations set forth in Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article III is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender may, make the amount of its Swingline Advance available to the applicable Borrower at its office by crediting the account of such Borrower on the books of the Swingline Lender in immediately available funds.
(c)    Refinancing of Swingline Advances.
(i)    The Swingline Lender at any time in its sole discretion may request, on behalf of the applicable Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Lender make a Base Rate Advance in an amount equal to such Lender’s Pro Rata Share of the amount of Swingline Advances then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Sections 2.01 and 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Advances, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 3.02. The Swingline Lender shall furnish the Borrowers with a copy of the applicable Loan Notice promptly after delivering such notice to the Agent. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Loan Notice available to the Agent in immediately available funds (and the Agent may apply Cash Collateral available with respect to the applicable Swingline Advance) for the account of the Swingline Lender at the Agent’s Applicable Lending Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Advance to the applicable Borrower in such amount. The Agent shall remit the funds so received to the Swingline Lender.

(ii)    If for any reason any Swingline Advance cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for a Base Rate

Advance submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Lenders fund its risk participation in the relevant Swingline Advance and each Lender’s payment to the Agent for the account of the Swingline Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)    If any Lender fails to make available to the Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Advance included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swingline Advance, as the case may be. A certificate of the Swingline Lender submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)    Each Lender’s obligation to make Revolving Credit Advances or to purchase and fund risk participations in Swingline Advances pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Lender’s obligation to make Revolving Credit Advances pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 3.02 (other than delivery by the applicable Borrower of a Loan Notice). No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swingline Advances, together with interest as provided herein.

(d)    Repayment of Participations in Swingline Advances.
(i)    At any time after any Lender has purchased and funded a risk participation in a Swingline Advance, if the Swingline Lender receives any payment on account of such Swingline Advance, the Swingline Lender will distribute to such Lender its Pro Rata Share thereof in the same funds as those received by the Swingline Lender.

(ii)    If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Advance is required to be returned by the Swingline Lender under any of the circumstances described in Section 8.16 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Lender shall pay to the Swingline Lender its Pro Rata Share thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Agent will make such demand upon the request of the Swingline Lender. The obligations of the Lenders under this clause shall survive the payment in full of the debts, liabilities and other obligations under this Agreement and the other Loan Documents and the termination of this Agreement.

(e)    Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Borrowers for interest on the Swingline Advances. Until each Lender funds its Base Rate Advance or risk participation pursuant to this Section to refinance such Lender’s Pro Rata Share of any Swingline Advance, interest in respect of such Pro Rata Share shall be solely for the account of the Swingline Lender.
(f)    Payments Directly to Swingline Lender. The Borrowers shall make all payments of principal and interest in respect of the Swingline Advances directly to the Swingline Lender.
Section 2.05    Termination or Reduction of the Commitments. Unless previously terminated, the Revolving Credit Commitments shall terminate on the Termination Date. The Borrowers shall have the right, upon at least five Business Days’ notice to the Agent, to terminate in whole or reduce ratably in part the unused portions of the Letter of Credit Facility and the Unused Revolving Credit Commitments, provided that each partial reduction shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof. The Letter of Credit Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the Letter of Credit Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.
Section 2.06    Repayment of Revolving Credit Advances, Swingline Advances and Letter of Credit Advances; Evidence of Debt.
(a)    Revolving Credit Advances. The Borrowers shall repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding.
(b)    Letter of Credit Advances. The Borrowers shall repay to the Agent for the account of the Issuing Bank and each other Lender that has made a Letter of Credit Advance the outstanding principal amount of each Letter of Credit Advance made by each of them on the earlier of the Termination Date or on demand.
(c)    Swingline Advances. The Borrowers shall repay the then unpaid principal amount of each Swingline Advance (and accrued interest thereon) on the earlier of (i) the Termination Date and (ii) the first date after such Swingline Advance is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Advance is made; provided that on each date that a Revolving Credit Borrowing is made, the Borrowers shall repay all Swingline Advances then outstanding.
(d)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Advance made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Agent shall maintain accounts in which it shall record (i) the amount of each Advance made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this paragraph (d) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Advances in accordance with the terms of this Agreement.
(e)    Any Lender may request that Advances made by it be evidenced by the applicable Notes. In such event, the Borrowers shall prepare, execute and deliver to such Lender the applicable Notes payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Advances evidenced by such Notes and interest thereon shall at all times (including after assignment pursuant to Section 8.07) be represented by such Notes payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
Section 2.07    Interest on Revolving Credit Advances, Swingline Advances and Letter of Credit Advances. (a) Scheduled Interest. The Borrowers shall pay interest on the unpaid principal amount of each Revolving Credit Advance, each Swingline Advance and each Letter of Credit Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
(i)    Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Rate in effect from time to time, payable in arrears quarterly on the last day of each February, May, August and November during such periods and on the date all Base Rate Advances shall be Converted or paid in full. In addition, if such Advance is a Letter of Credit Advance, interest shall be at the rate per annum specified in Section 2.16(c)(iii) hereof, and shall be payable in accordance with such Section 2.16(c)(iii).
(ii)    Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Rate in effect from time to time payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.
(iii)    Swingline Advances. With respect to a Swingline Advance, a rate per annum equal at all times to either (x) the Base Rate in effect from time to time plus the Applicable Rate in effect from time to time or (y) the Money Market Rate in effect from time to time, payable in accordance with the terms of Section 2.06(c). Each Swingline Advance shall be a Base Rate Advance unless, prior to requesting a Swingline Advance, the applicable Borrower shall have requested that such Swingline Advance bear interest at the Money Market Rate and the Swingline Lender shall have quoted a Money Market Rate therefor which such Borrower shall select in its notice delivered pursuant to Section 2.04(b); provided that the Swingline Lender shall only be required to provide interest rate quotes for a Money Market Rate to the extent of availability of Money Market Rates by the Swingline Lender.
(b)    Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Agent may, and upon the request of the Required Lenders shall, give notice to the Borrowers to pay, and the Borrowers shall pay, interest (“Default Interest”) on the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above; provided that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable whether or not previously required by the Agent.
Section 2.08    Interest Rate Determination.
(a)    The Agent shall give prompt notice to the Borrowers and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i), (ii) or (iii).

(b)    On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Base Rate Advances.
Section 2.09    Optional Conversion of Revolving Credit Advances. Each Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.12 and 2.19, Convert Revolving Credit Advances of one Type comprising the same Borrowing made to such Borrower into Revolving Credit Advances of the other Type; provided that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Revolving Credit Advances shall result in more separate Revolving Credit Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Revolving Credit Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the applicable Borrower. This Section shall not apply to Swingline Advances, which may not be converted or continued.
Section 2.10    Prepayments of Revolving Credit Advances.
(a)    Optional.
(i)    The Borrowers may, pursuant to delivery to the Agent of written notice, at any time or from time to time voluntarily prepay Revolving Credit Advances in whole or in part without premium or penalty subject to Section 8.04(e); provided that, unless otherwise agreed by the Agent, (A) such notice must be received by the Agent not later than 11:00 a.m. (New York City time) (1) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Advances and (2) on the date of prepayment of Base Rate Advances; (B) any prepayment of Eurodollar Rate Advances shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Advances shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Advance to be prepaid and, if Eurodollar Rate Advances are to be prepaid, the Interest Period(s) of such Advances. The Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Pro Rata Share in respect of the relevant Facility). If such notice is given by a Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Advance shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 8.04(e). Subject to Section 2.23, such prepayments shall be paid to the Lenders in accordance with their respective Pro Rata Share in respect of each of the relevant Facilities.

(ii)    The Borrowers may, upon notice to the Swingline Lender pursuant to delivery to the Swingline Lender of a written notice (with a copy to the Agent), at any time or from time to time, voluntarily prepay Swingline Advances in whole or in part without premium or penalty; provided that, unless otherwise agreed by the Swingline Lender, (A) such notice must be received by the Swingline Lender and the Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $250,000 or a whole multiple of $250,000 in excess hereof (or, if less, the entire principal thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by a Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of principal shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 8.04(e).

(b)    Mandatory. If for any reason on any Business Day (1) the sum of the aggregate principal amount of (x) the Revolving Credit Advances and (y) the Letter of Credit Advances then outstanding plus the aggregate Available Amount of all Letters of Credit then outstanding exceeds (2) the Revolving Credit Availability on such Business Day, then the Borrowers shall immediately prepay Revolving Credit Advances, Swingline Advances and Letter of Credit Advances (together with all accrued but unpaid interest thereon) and/or Cash Collateralize the L/C Exposure in an aggregate amount equal to such excess; provided that the Borrowers shall not be required to Cash Collateralize the L/C Exposure pursuant to this Section 2.10(b) unless, after the prepayment of the Revolving Credit Advances and Swingline Advances, the sum of the items described in clause (1) above exceeds the Revolving Credit Availability at such time. Such prepayments of the Revolving Credit Facility shall be first applied to prepay Letter of Credit Advances then outstanding until such Advances are paid in full, and second applied to prepay Revolving Credit Advances then outstanding comprising part of the same Borrowings until such Advances are paid in full.
Section 2.11    Increased Costs; Reserves on Eurodollar Rate Advances.
(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 2.11(d)) or the Issuing Bank;

(ii)    subject any Recipient to any Taxes (other than Indemnified Taxes, Excluded Taxes and Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Advances made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Advance (or of maintaining its obligation to make any such Advance), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Bank, the Borrowers will jointly and severally pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any Applicable Lending Office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by, or participations in Letters of Credit or Swingline Advances held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will jointly and severally pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall jointly and severally pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)    Reserves on Eurodollar Rate Advances. The Borrowers shall jointly and severally pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Advance equal to the actual costs of such reserves allocated to such Advance by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of Advances, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Advance by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Advance, provided the Borrowers shall have received at least ten (10) days’ prior notice (with a copy to the Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant date on which interest is payable on such Advance, such additional interest shall be due and payable ten (10) days from receipt of such notice.

(e)    Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to the foregoing provisions of this Section 2.11 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

(f)     Notwithstanding anything to the contrary contained in this Section 2.11, a Lender shall only be entitled to demand compensation for any increased costs pursuant to this Section 2.11 if additional amounts to compensate for such increased costs are generally being assessed by such Lender against similarly situated borrowers under other similar syndicated credit facilities.

Section 2.12    Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Applicable Lending Office to perform any of its obligations hereunder or to make, maintain or fund or charge interest with respect to any Advance or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Agent, (a) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Advance or continue Eurodollar Rate Advances or to Convert Base Rate Advances to Eurodollar Rate Advances shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Advances the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Advances of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrowers shall, upon demand from such Lender (with a copy to the Agent), prepay or, if applicable, Convert all Eurodollar Rate Advances of such Lender to Base Rate Advances (the interest rate on which Base Rate Advances of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Advances to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Advances and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrowers shall also jointly and severally pay accrued interest on the amount so prepaid or converted.
Section 2.13    Payments and Computations. (a) The Borrowers shall make each payment hereunder not later than 11:00 A.M. (New York City time) on the day when due to the Agent at the Agent’s Account in same day funds and all payments to be made by the Borrowers or any of them hereunder shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.04, 2.11, 2.14 or 8.04(e)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Assumption, the Agent shall make all payments hereunder and under any Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
(b)    Each Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under any Note held by such Lender, to charge from time to time against any or all of such Borrower’s accounts with such Lender any amount so due.
(c)    All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate, the Federal Funds Rate, or in respect of facility fees, Letter of Credit commissions, or any other fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(d)    Whenever any payment hereunder or under any Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
(e)    Unless the Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders or the Issuing Bank hereunder that such Borrower will not make such payment, the Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the Issuing Bank, as the case may be, the amount due. With respect to any payment that the Agent makes for the account of the Lenders or the Issuing Bank hereunder as to which the Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) neither Borrower has in fact made such payment; (2) the Agent has made a payment in excess of the amount so paid by the Borrowers (whether or not then owed); or (3) the Agent has for any reason otherwise erroneously made such payment, then each of the applicable Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Agent forthwith on demand the Rescindable Amount so distributed to such Lender or the Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.
(f)    If, as a result of any restatement of or other adjustment to the financial statements of the Holding Company and its Subsidiaries or for any other reason, the Borrowers, or the Lenders determine that (i) the Consolidated Net Leverage Ratio as calculated by the Borrowers as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Net Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Agent for the account of the applicable Lenders or the Issuing Bank, as the case may be, promptly on demand by the Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Agent, any Lender or the Issuing Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Agent, any Lender or the Issuing Bank, as the case may be, under any provision of this Agreement to payment of any obligations hereunder at a rate equal to 2% per annum above the rate per annum required to be paid on such Advance or under Article VI. Each Borrower’s obligations under this paragraph shall survive the termination of the aggregate Commitments and the repayment of all other debts, liabilities and obligations hereunder and under the other Loan Documents.
(g)    If any Lender makes available to the Agent funds for any Advance to be made by such Lender as provided in this Article II, and such funds are not made available to the Borrowers by the Agent because the conditions to the applicable Borrowing or other extension of credit set forth in Article III are not satisfied or waived in accordance with the terms hereof, the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(h)    The obligations of the Lenders hereunder to make Advances, to fund participations in Letters of Credit and Swingline Advances and to make payments pursuant to Section 8.04(c) are several and not joint. The failure of any Lender to make any Advance, to fund any such participation or to make any payment under Section 8.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Advance, to purchase its participation or to make its payment under Section 8.04(c).
Section 2.14    Taxes.
(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)    Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable laws. If any applicable laws (as determined in the good faith discretion of the Agent) require the deduction or withholding of any Tax from any such payment by the Agent or a Borrower, then the Agent or such Borrower shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)    If any Borrower or the Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Agent shall withhold or make such deductions as are determined by the Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 2.14) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)    If any Borrower or the Agent shall be required by any applicable laws other than the Internal Revenue Code to withhold or deduct any Taxes from any payment, then (A) such Borrower or the Agent, as required by such laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Borrower or the Agent, to the extent required by such laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 2.14) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)    Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c)    Tax Indemnifications.
(i)    Each of the Borrowers shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or the Issuing Bank (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error. Each of the Borrowers shall also, and does hereby, jointly and severally indemnify the Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender or the Issuing Bank for any reason fails to pay indefeasibly to the Agent as required pursuant to Section 2.14(c)(ii) below.

(ii)    Each Lender and the Issuing Bank shall, and does hereby, severally indemnify and shall make payment in respect thereof within ten (10) days after demand therefor, (A) the Agent against any Indemnified Taxes attributable to such Lender or the Issuing Bank (but only to the extent that any Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (B) the Agent and the Borrowers, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.07(d) relating to the maintenance of a Participant Register and (C) the Agent and the Borrowers, as applicable, against any Excluded Taxes attributable to such Lender or the Issuing Bank, in each case, that are payable or paid by the Agent or a Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender and the Issuing Bank hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Bank, as the case may be, under this Agreement or any other Loan Document against any amount due to the Agent under this clause (ii).

(d)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Borrower to a Governmental Authority, as provided in this Section 2.14, the Borrowers shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
(e)    Status of Lenders; Tax Documentation.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Agent, at the time or times prescribed by applicable law and as reasonably requested by the Borrowers or the Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrowers or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Agent as will enable the Borrowers or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A)    any Lender that is a U.S. Person shall deliver to the Borrowers and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    executed originals of IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Agent), executed copies (or originals, as required) of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrowers and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrowers or the Agent as may be necessary for the Borrowers and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.14 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Agent in writing of its legal inability to do so.

(f)    Treatment of Certain Refunds. Unless required by applicable laws, at no time shall the Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the Issuing Bank, or have any obligation to pay to any Lender or the Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the Issuing Bank, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Borrower, upon the request of the Recipient, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to such Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.
(g)    Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender or the Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations, debts and liabilities of the Borrowers under this Agreement and the other Loan Documents.
Section 2.15    Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.11, 2.14 or 8.04(e)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender receiving such greater proportion shall (A) notify the Agent of such fact, and (B) purchase (for cash at face value) participations in the Advances and subparticipations in L/C Exposure and Swingline Advances of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Advances obtained by all the Lenders in respect of the Facilities then owing to the Lenders; provided that:
(a)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(b)    the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.25, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or subparticipations in L/C Exposure or Swingline Advances to any assignee or participant.
The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the respective Borrowers in the amount of such participation.
Section 2.16    Letters of Credit.
(a)    The Letter of Credit Facility.
(i)    Subject to the terms and conditions hereinafter set forth (A) Issuing Bank agrees, in reliance on the Agreements of the Lenders set forth in this Section (1) to issue Letters of Credit for the account of any Borrower from time to time on any Business Day during the period from the Effective Date hereof until 10 days before the Termination Date in an aggregate Available Amount for all Letters of Credit not to exceed at any time the lesser of (x) the Letter of Credit Facility at such time and (y) the Unused Revolving Credit Commitments of the Lenders at such time (provided that in no event shall the Issuing Bank be required to issue a Letter of Credit if, after giving effect to such issuance, the aggregate amount of the Revolving Credit Exposures of all Lenders shall exceed the Revolving Credit Availability at such time) and to amend or extend Letters of Credit previously issued by it in accordance with the terms of this Section 2.16, and (2) to honor drawings under the

Letters of Credit, and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of any Borrower and any drawings thereunder. Each request by a Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the issuance, extension or amendment of the Letter of Credit so requested complies with the conditions set forth in the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, each Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly such Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)    No Letter of Credit shall have an expiration date (including all rights of the applicable Borrower or the beneficiary to require renewal) later than the earlier of (A) 10 days before the Termination Date and (B) one year after the date of issuance thereof (but such Letter of Credit may by its terms be automatically renewable (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Bank to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, the applicable Borrower shall not be required to make a specific request to the Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the date 10 days before the Termination Date; provided that the Issuing Bank shall not permit any such extension if (A) the Issuing Bank has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of this Section 2.16 or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Agent that the Required Lenders have elected not to permit such extension or (2) from the Agent, any Lender or a Borrower that one or more of the applicable conditions specified in Section 3.02 is not then satisfied, and in each such case directing the Issuing Bank not to permit such extension.
(iii)    The Issuing Bank shall not be under any obligation to issue any Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing the Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it;
(B)    the issuance of the Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally;
(C)    except as otherwise agreed by the Agent and the Issuing Bank, the Letter of Credit is in an initial stated amount of less than $100,000;

(D)    the Letter of Credit is to be denominated in a currency other than Dollars;
(E)    any Lender is at that time a Defaulting Lender, unless the Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Bank (in its sole discretion) with the Borrowers or such Lender to eliminate the Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.23(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Exposure as to which the Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion; or
(F)    the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.
(iv)    The Issuing Bank shall not amend any Letter of Credit if the Issuing Bank would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.
(v)    The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to the Letter of Credit.
(vi)    The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Bank shall have all of the benefits and immunities (A) provided to the Agent in Article VII with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and L/C Related Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article VII included the Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Bank.

(b)    Request for Issuance.
(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon request, given not later than 11:00 A.M. (New York City time) on the second Business Day prior to the date of the proposed issuance or amendment of such Letter of Credit (or such later date and time as the Agent and Issuing Bank may agree in a particular instance in their sole discretion), by any Borrower to the Issuing Bank, which shall give to the Agent and each Lender prompt notice thereof. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be sent by fax transmission, by United States mail, by overnight courier, by electronic transmission using the system provided by the Issuing Bank, by personal delivery or by any other means acceptable to the Issuing Bank, specifying therein (in form and detail satisfactory to the Issuing Bank), with respect to any initial issuance of a Letter of Credit, the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit, (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; (H) such other matters as the Issuing Bank may require, and shall be accompanied by such completed and signed application and agreement for letter of credit as the Issuing Bank may specify to such Borrower for use in connection with such requested Letter of Credit (in each case, a “Letter of Credit Agreement”). In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Agreement shall specify in form and detail satisfactory to the Issuing Bank (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the Issuing Bank may require. Additionally, the applicable Borrower shall furnish to the Issuing Bank and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any L/C Related Documents, as the Issuing Bank or the Agent may require.
(ii)    Promptly after receipt of any Letter of Credit Agreement, the Issuing Bank will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such Letter of Credit Agreement from the applicable Borrower and, if not, the Issuing Bank will provide the Agent with a copy thereof. Unless the Issuing Bank has received written notice from any Lender, the Agent or any Borrower, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article III shall not then be satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share of the Available Amount of such Letter of Credit.

(iii)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Bank will also deliver to the Borrowers and the Agent a true and complete copy of such Letter of Credit or amendment.
(c)    Drawings and Reimbursements; Funding of Participations.
(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank shall notify the Borrowers and the Agent thereof. Not later than 11:00 a.m. on the date of any payment by the Issuing Bank under a Letter of Credit (each such date, an “Honor Date”), the applicable Borrower shall reimburse the Issuing Bank through the Agent in an amount equal to the amount of such drawing. If the Borrowers fail to so jointly and severally reimburse the Issuing Bank by such time, the Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, the Borrowers shall be deemed to have requested a Revolving Credit Borrowing in the form of a Base Rate Advance to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount without regard to the minimum and multiples specified in Section 2.01 for the principal amount of Base Rate Advances, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 3.02 (other than the delivery of a Loan Notice). Any notice given by the Issuing Bank or the Agent pursuant to this Section 2.16(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)    Each Lender shall upon any notice pursuant to Section 2.16(c)(i) make funds available (and the Agent may apply Cash Collateral provided for this purpose) for the account of the Issuing Bank at the Agent’s Applicable Lending Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Agent, whereupon, subject to the provisions of Section 2.16(c)(iii), each Lender that so makes funds available shall be deemed to have made a Revolving Credit Borrowing in the form of a Base Rate Advance to the applicable Borrower in such amount. The Agent shall remit the funds so received to the Issuing Bank.
(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing in the form of a Base Rate Advance because the conditions set forth in Section 3.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the Issuing Bank a Letter of Credit Advance in the amount of the Unreimbursed Amount that is not so refinanced, which Letter of Credit Advance shall be due and payable on demand (together with interest) and shall bear interest at the a rate equal 2% per annum above the rate per annum required to be paid on Base Rate Advances. In such event, each Lender’s payment to the Agent for the account of the Issuing Bank pursuant to Section 2.16(c)(ii) shall be deemed payment in respect of its participation in such Letter of Credit Advance in satisfaction of its participation obligation under this Section.
(iv)    Until each Lender funds its Base Rate Advance or Letter of Credit Advance pursuant to this Section 2.16(c) to reimburse the Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the Issuing Bank.
(v)    Each Lender’s obligation to make Base Rate Advances or Letter of Credit Advances to reimburse the Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.16(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Bank, any Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Lender’s obligation to make Letter of Credit Advances pursuant to this Section 2.16(c) is subject to the conditions set forth in Section 3.02 (other than delivery by the Borrowers of a Loan Notice). No such making of a Letter of Credit Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit, together with interest as provided herein.
(vi)    If any Lender fails to make available to the Agent for the account of the Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.16(c) by the time specified in Section 2.16(c)(ii), then, without limiting the other provisions of this Agreement, the Issuing Bank shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Bank at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Issuing Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Issuing Bank in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Base Rate Advance included in the relevant Revolving Credit Borrowing or such Lender’s funding of its participation in accordance with its Pro Rata Share in respect of the relevant Letter of Credit Advance, as the case may be. A certificate of the Issuing Bank submitted to any Lender (through the Agent) with respect to any amounts owing under this Section 2.16(c)(vi) shall be conclusive absent manifest error.
(d)    Repayment of Participations.

(i)    At any time after the Issuing Bank has made a payment under any Letter of Credit and has received from any Lender in respect of such payment such Lender’s Pro Rata Share of the relevant Letter of Credit Advance in accordance with Section 2.16(c), if the Agent receives for the account of the Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Agent), the Agent will distribute to such Lender its Pro Rata Share thereof in the same funds as those received by the Agent.
(ii)    If any payment received by the Agent for the account of the Issuing Bank pursuant to Section 2.16(c)(i) is required to be returned under any of the circumstances described in Section 8.16 (including pursuant to any settlement entered into by the Issuing Bank in its discretion), each Lender shall pay to the Agent for the account of the Issuing Bank its Pro Rata Share thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the obligations, debts and liabilities under this Agreement and the other Loan Documents and the termination of this Agreement.
(e)    Failure to Make Letter of Credit Advances. The failure of any Lender to make the Letter of Credit Advance or Base Rate Advance to be made by it on the date specified in Section 2.16(c) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Advance or Base Rate Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Advance or Base Rate Advance to be made by such other Lender on such date.
(f)    Obligations Absolute. The obligations of the Borrowers under this Agreement, any Letter of Credit Agreement, and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:
(i)    any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit Agreement, any Letter of Credit, or any other agreement or instrument entered into by the Issuing Bank and the applicable Borrower or in favor of the Issuing Bank and relating to such Letter of Credit (all of the foregoing being, collectively, the “L/C Related Documents”)
(ii)    any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of any Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;
(iii)    the existence of any claim, set-off, defense or other right that any Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with the transactions contemplated by this Agreement or by such Letter of Credit, the L/C Related Documents, the transactions contemplated hereby or thereby or any unrelated transaction;
(iv)    any draft, demand, endorsement, certificate, statement or any other document presented under or in connection with a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(v)    payment by the Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, unless such draft or certificate is substantially different from the applicable form specified by such Letter of Credit; or any payment made by the Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
(vi)    any exchange, release or non-perfection of any Cash Collateral or other collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the applicable Borrower in respect of the L/C Related Documents;
(vii)    waiver by the Issuing Bank of any requirement that exists for the Issuing Bank’s protection and not the protection of the Borrowers or any waiver by the Issuing Bank which does not in fact materially prejudice the Borrowers;
(viii)    honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(ix)    any payment made by the Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable; or
(x)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the applicable Borrower or a guarantor.
The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will immediately notify the Issuing Bank. The Borrowers shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid.
(g)    Compensation.
(i)    The Borrowers shall jointly and severally pay to the Agent for the account of each Lender, but subject to Section 2.23, a commission on such Lender’s Pro Rata Share of the daily aggregate Available Amount of all Letters of Credit outstanding from time to time at a rate per annum equal to the Applicable Rate for Eurodollar Rate Advances in effect from time to time calculated in arrears and payable for the quarterly period ending on the last Business Day of each February, May, August and November, on the Termination Date, and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(ii)    The Borrowers shall jointly and severally pay to the Issuing Bank, for its own account, a fronting fee with respect to each Letter of Credit, at the rate per annum separately agreed to among the Borrowers and the Issuing Bank, computed on the daily Available Amount under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on or prior to the date that is ten (10) Business Days following the last Business Day of each February,

May, August and November, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Termination Date and thereafter on demand. For purposes of computing the daily Available Amount to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrowers shall jointly and severally pay directly to the Issuing Bank for its own account the customary issuance, presentation, transfer, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(h)    Existing Letter of Credit. Effective as of the Effective Date (i) the letter of credit issued for the account of the Borrowers prior to such date under the Existing Credit Agreement and set forth on Schedule 2.16(h) hereto (such letter of credit being the “Existing Letter of Credit”) in the aggregate face amount not exceeding the total amount set forth on such Schedule will be deemed to have been issued as, and be, a Letter of Credit hereunder and deemed L/C Exposure, and from and after the Effective Date shall be subject to and governed by the terms and conditions hereof, and (ii) the Existing Letter of Credit and the reimbursement obligations in respect thereof shall be obligations of the Borrowers hereunder.
(i)    Role of Issuing Bank. Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight or time draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Bank, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or L/C Related Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude such Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Bank, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Bank shall be liable or responsible for any of the matters described in Section 2.16(f); provided that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove, as determined by a final nonappealable judgment of a court of competent jurisdiction, were caused by the Issuing Bank’s willful misconduct or gross negligence or the Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight or time draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring, endorsing or assigning or purporting to transfer, endorse or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The Issuing Bank may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(j)    Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the Issuing Bank and the applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to the Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, the Issuing Bank shall not be responsible to the Borrowers for, and the Issuing Bank’s rights and remedies against the Borrowers shall not be impaired by, any action or inaction of the Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where the Issuing Bank or the beneficiary is located, the practice stated in the ISP or, if applicable, the UCP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(k)    Conflict with L/C Related Documents. In the event of any conflict between the terms hereof and the terms of any L/C Related Document, the terms hereof shall control.
Section 2.17    Use of Proceeds. The proceeds of the Advances shall be available (and the Borrowers agree that they shall use such proceeds) for general corporate purposes of the Borrowers and their Subsidiaries (including share repurchases, refinancing existing indebtedness and consensual acquisitions).
Section 2.18    Increase in Revolving Credit Facility.
(a)Request for Increase. Provided there exists no Default, upon notice to the Agent (which shall promptly notify the Lenders), the Borrowers may from time to time, request an increase in the Revolving Credit Facility by an aggregate amount (for all such requests) not exceeding $150,000,000 (an “Incremental Facility”); provided that (i) any such request for an Incremental Facility shall be in a minimum amount of $10,000,000 (and in increments of $10,000,000), and (ii) the Borrowers may make such a request no more than once per calendar year and, in any event, at no time after the date that is ninety (90) days prior to the Termination Date. At the time of sending such notice, the Borrowers (in consultation with the Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).
(b)Lender Elections to Increase. Each Lender shall notify the Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Revolving Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment.
(c)Notification by Agent; Additional Lenders. The Agent shall notify the Borrowers and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, and subject to the approval of the Agent, the Issuing Bank and the Swingline Lender, the Borrowers may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement (“New Revolving Lenders”) in form and substance satisfactory to the Agent and its counsel.
(d)Effective Date and Allocations. If the Revolving Credit Facility is increased in accordance with this Section 2.18, the Agent and the Borrowers shall determine the effective date (the “Revolving Increase Effective Date”) and the final allocation of such increase. The Agent shall promptly notify the Borrowers and the Lenders (including the New Revolving Lenders) of the final allocation of such increase and the Revolving Increase Effective Date.

(e)Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrowers shall deliver to the Agent a certificate of the Borrowers dated as of the Revolving Increase Effective Date signed by a Responsible Officer of each Borrower (i) certifying and attaching the resolutions adopted by each such Borrower approving or consenting to such increase, and (ii)  certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article IV and the other Loan Documents are true and correct, on and as of the Revolving Increase Effective Date, and (B) both before and after giving effect to the Incremental Facility, no Default exists. The Borrowers shall deliver or cause to be delivered any other customary documents (including, without limitation, legal opinions) as reasonably requested by the Agent in connection with any Incremental Facility. The Borrowers shall prepay any Loans outstanding on the Revolving Increase Effective Date to the extent necessary to keep the outstanding Loans ratable with any revised Applicable Revolving Percentages arising from any nonratable increase in the Revolving Credit Commitments under this Section 2.18.
(f)Conflicting Provisions. This Section 2.18 shall supersede any provisions in Section 2.15 or Section 8.01 to the contrary.
(g)Incremental Facility. Except as otherwise specifically set forth herein, all of the other terms and conditions applicable to such Incremental Facility shall be identical to the terms and conditions applicable to the Revolving Credit Facility.
Section 2.19    Inability to Determine Rates.
(a)    If in connection with any request for a Eurodollar Rate Advance or a conversion to or continuation thereof, (i) the Agent determines that (A) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such Eurodollar Rate Advance, or (B) (1) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Advance or in connection with an existing or proposed Base Rate Advance and (2) the circumstances described in Section 2.19(c)(i) do not apply (in each case with respect to this clause (i), “Impacted Loans”), or (ii) the Agent or the Required Lenders determine that for any reason Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Advance does not adequately and fairly reflect the cost to such Lenders of funding such Advance, the Agent will promptly so notify the Borrowers and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Advances shall be suspended (to the extent of the affected Eurodollar Rate Advances or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 2.19(a), until the Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Advances (to the extent of the affected Eurodollar Rate Advances or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Advances in the amount specified therein.
(b)    Notwithstanding the foregoing, if the Agent has made the determination described in clause (a)(i) of this Section 2.19, the Agent in consultation with the Borrowers, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the Agent revokes the notice delivered with respect to the Impacted Loans under clause (a)(i) of this Section 2.19, (ii) the Agent or the Required Lenders notify the Agent and the Borrowers that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (iii) any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Advances whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Agent and the Borrowers written notice thereof.
(c)    Notwithstanding anything to the contrary herein or in any other Loan Document:
(i)    On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-week, 1-month, 2-month, 3-month, 6-month and 12-month U.S. dollar LIBOR tenor settings. On the earliest of (A) the date that all Available Tenors of U.S dollar LIBOR have permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative, (B) June 30, 2023 and (C) the Early Opt-in Effective Date in respect of a SOFR Early Opt-in, if the then-current Benchmark is LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.
(ii)    (x) Upon (A) the occurrence of a Benchmark Transition Event or (B) a determination by the Agent that neither of the alternatives under clause (1) of the definition of Benchmark Replacement are available, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders (and any such objection shall be conclusive and binding absent manifest error); provided that solely in the event that the then-current Benchmark at the time of such Benchmark Transition Event is not a SOFR-based rate, the Benchmark Replacement therefor shall be determined in accordance with clause (1) of the definition of Benchmark Replacement unless the Agent determines that neither of such alternative rates is available.
(y)    On the Early Opt-in Effective Date in respect of an Other Rate Early Opt-in, the Benchmark Replacement will replace LIBOR for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document.
(iii)    At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrowers may revoke any request for a borrowing of, conversion to or continuation of Advances to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrowers’ receipt of notice from the Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrowers will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Advances. During the period referenced in the foregoing sentence, the component of Base Rate based upon the Benchmark will not be used in any determination of Base Rate.
(iv)    In connection with the implementation and administration of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(v)    The Agent will promptly notify the Borrowers and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Agent pursuant to this Section 2.19(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.19(c).
(vi)    At any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR), then the Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (B) the Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.
Section 2.20    Obligations and Communications of the Borrowers. All obligations, representations, warranties, covenants and other agreements of either or both of the Borrowers under this Agreement, the Notes and the other Loan Documents shall be joint and several liabilities of both of the Borrowers; provided that anything herein or in the other Loan Documents to the contrary notwithstanding, the liability of the Operating Company with respect to the obligations of the Holding Company shall in no event exceed the maximum permissible amount for which the Operating Company may be obligated under § 548 of the United States Bankruptcy Code or applicable state fraudulent conveyance law. Any notice given to, any knowledge held by or any knowledge imputed to either Borrower shall be deemed to be within the knowledge of both of the Borrowers. Any certificate, notice, request, statement or other document or communication signed or made on behalf or in the name of either or both of the Borrowers shall be deemed to have been signed or made by both of the Borrowers unless expressly disclaimed in a particular document or communication. Reference to a single specific Borrower, whether by name, officer’s title, letterhead or otherwise, shall not constitute an express disclaimer of any of the foregoing. Any telephone notice permitted to be given by the Borrowers under this Article II shall be sufficient if given by an appropriate officer of either Borrower, and shall be deemed to have been given by both Borrowers.
Section 2.21    Subrogation and Contribution. Each Borrower covenants and agrees that, until the obligations of the Borrowers under this Agreement and the other Loan Documents have been fully paid and satisfied, any and all subrogation, contribution and other similar rights of such Borrower against or in respect of (A) the other Borrower, (B) any of the assets and properties of the other Borrower, or (C) any other co-obligor or indemnitor of any of the other Borrower’s payments or obligations under any of the Loan Documents, whether now existing or hereafter acquired or created, and whether resulting from any payment made by such Borrower or otherwise, shall be subordinate and inferior in dignity and deferred as to payment to the full payment and satisfaction of all of such obligations. (However, such subordination of subrogation, contribution and similar rights is not intended to include, and this Section is not intended to affect, the intercompany advances and dividends permitted under this Agreement.)

Neither Borrower shall seek any payment or exercise or enforce any right, power, privilege, remedy or interest that it may have with respect to any such subrogation, contribution or other similar right except with the prior written consent of the Agent (with the consent of the Required Lenders, as and if required) and for the benefit of all of the Lenders. Any payment, asset or property delivered to or for the benefit of any Borrower in respect of any such subrogation, contribution or other similar right shall be accepted in trust for the benefit of all of the Lenders and shall be promptly paid or delivered to the Agent (for the benefit of all of the Lenders) to be credited and applied to the payment and satisfaction of the obligations of the Borrowers under this Agreement and the other Loan Documents, whether contingent, matured or unmatured, or to be held by the Agent (for the benefit of all of the Lenders) as additional collateral, as the Agent (with the consent of the Required Lenders, as and if required) may elect in its sole and absolute discretion.
Section 2.22    Fees.
(a)    Commitment Fee. The Borrowers shall pay to the Agent for the account of each Lender in accordance with its Applicable Revolving Percentage, a commitment fee (the “Commitment Fee”) equal to the Applicable Rate times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the aggregate outstanding principal amount of Revolving Credit Advances and (ii) the aggregate outstanding amount of L/C Obligations, subject to adjustment as provided in Section 2.22. For the avoidance of doubt, the outstanding principal amount of Swingline Advances shall not be counted towards or considered usage of the Revolving Credit Facility for purposes of determining the Commitment Fee. The Commitment Fee shall accrue at all times during the period from the Effective Date until the Termination Date, including at any time during which one or more of the conditions in Article III is not met, and shall be due and payable quarterly in arrears on the last Business Day of each February, May, August and November, commencing with the first such date to occur after the Effective Date, and on the Termination Date. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(b)    Agent’s Fees. The Borrowers, jointly and severally, shall pay to the Agent for its own account fees in the amounts and at the times specified in the Engagement Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
Section 2.23    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 8.01.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 8.05 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.25; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement and (B) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.25; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise as may be required under the Loan Documents in connection with any Lien conferred thereunder or directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Revolving Credit Advance or Letter of Credit Advance in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Revolving Credit Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Revolving Credit Advances of, and L/C Exposure owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Credit Advances of, or L/C Exposure owed to, such Defaulting Lender until such time as all Revolving Credit Advances and funded and unfunded participations in L/C Exposure and Swingline Advances are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.23(a)(v). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.23(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    Fees. Each Defaulting Lender shall be entitled to receive fees payable under Section 2.22(a) for any period during which that Lender is a Defaulting Lender only to the extent allocable to the sum of (1) the outstanding principal amount of the Revolving Credit Advances funded by it, and (2) its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.25.
(B)    Letter of Credit Fees. Each Defaulting Lender shall be entitled to receive letter of credit fees pursuant to Section 2.16(g)(i) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.25.
(C)    Defaulting Lender Fees. With respect to any fee payable under Section 2.22(a) or any letter of credit fees described in Section 2.16(g)(i) not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall jointly and severally (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Exposure or Swingline Advances that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to the Issuing Bank and the

Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Applicable Revolving Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Exposure and Swingline Advances shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swingline Advances. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under applicable law, (A) first, prepay Swingline Advances in an amount equal to the Swingline Lender’s Fronting Exposure and (B) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.25.
(b)    Defaulting Lender Cure. If the Borrowers, the Agent, Swingline Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Credit Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Revolving Credit Advances and funded and unfunded participations in Letters of Credit and Swingline Advances to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.23(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)    New Swingline Loans/Letters of Credit. So long as any Lender under the Revolving Credit Facility is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Advances unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Advance and (ii) the Issuing Bank shall not be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
Section 2.24    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 2.11, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the Issuing Bank, or any Governmental Authority for the account of any Lender or the Issuing Bank pursuant to Section 2.14, or if any Lender gives a notice pursuant to Section 2.12, then at the request of the Borrowers, such Lender or the Issuing Bank shall, as applicable, use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.14, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 2.12, as applicable, and (ii) in each case, would not subject such Lender or the Issuing Bank, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the Issuing Bank, as the case may be. The Borrowers hereby jointly and severally agree to pay all reasonable costs and expenses incurred by any Lender or the Issuing Bank in connection with any such designation or assignment.

(b)    Replacement of Lenders. If any Lender requests compensation under Section 2.11, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.24(a), the Borrowers may replace such Lender in accordance with Section 8.14.
Section 2.25    Cash Collateral.
(a)    Certain Credit Support Events. If (i) the Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an Letter of Credit Advance, (ii) as of the date 10 days before the Termination Date, any L/C Exposure for any reason remains outstanding, (iii) any Borrower shall be required to provide Cash Collateral pursuant to 6.01, or (iv) there shall exist a Defaulting Lender, the Borrowers shall immediately (in the case of clause (iii) above) or within one (1) Business Day (in all other cases) following any request by the Agent or the Issuing Bank, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.23(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
(b)    Grant of Security Interest. Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Agent, for the benefit of the Agent, the Issuing Bank and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.25(c). If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent or the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Agent, jointly and severally pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more blocked, non-interest bearing deposit accounts at Bank of America. The Borrowers shall jointly and severally pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.25 or Sections 2.16, 2.23 or 6.01 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Exposure, obligations to fund participations therein (including, as to Cash Collateral provided by a Lender that is a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 8.07(b)(vi))) or (ii) the determination by the Agent and the Issuing Bank that there exists excess Cash Collateral; provided that (A) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (B) the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
Section 2.26    Assignment and Reallocation of Existing Commitments and Existing Loans.
(a)    Each of the parties hereto severally and for itself agrees that on the Effective Date, each Existing Lender hereby irrevocably sells, transfers, conveys and assigns, without recourse, representation or warranty (except as expressly set forth herein), to each Lender, and each such Lender hereby irrevocably purchases from such Existing Lender, a portion of the rights and obligations of such Existing Lender under the Existing Credit Agreement and each other Loan Document in respect of its Existing Loans and Commitments under (and as defined in) the Existing Credit Agreement such that, after giving effect to the foregoing assignment and delegation and any increase in the aggregate Commitments effected pursuant hereto, each Lender’s Applicable Revolving Percentage of the Commitments and portion of the Loans for the purposes of this Agreement and each other Loan Document will be as set forth opposite such Person’s name on the Commitment Schedule.
(b)    Each Existing Lender hereby represents and warrants to each Lender that, immediately before giving effect to the provisions of this Section, (i) such Existing Lender is the legal and beneficial owner of the portion of its rights and obligations in respect of its Existing Loans being assigned to each Lender as set forth above; and (ii) such rights and obligations being assigned and sold by such Existing Lender are free and clear of any adverse claim or encumbrance created by such Existing Lender.
(c)    Each of the Lenders hereby acknowledges and agrees that (i) other than the representations and warranties contained above, no Lender nor the Agent has made any representations or warranties or assumed any responsibility with respect to (A) any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement, the Existing Credit Agreement or any other Loan Document or (B) the financial condition of either Borrower or the performance by either Borrower of the Obligations; (ii) it has received such information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; and (iii) it has made and continues to make its own credit decisions in taking or not taking action under this Agreement, independently and without reliance upon the Agent or any other Lender.
(d)    The Borrowers, each of the Lenders and the Agent also agree that each of the Lenders shall, as of the Effective Date, have all of the rights and interests as a Lender in respect of the Loans purchased and assumed by it, to the extent of the rights and obligations so purchased and assumed by it.
(e)    Each Lender which is purchasing any portion of the Existing Loans shall deliver to the Agent immediately available funds in the full amount of the purchase made by it and the Agent shall, to the extent of the funds so received, disburse such funds to the Existing Lenders that are making sales and assignments in the amount of the portions so sold and assigned.

Article III
CONDITIONS TO EFFECTIVENESS AND LENDING
Section 3.01    Conditions Precedent to Effectiveness. This Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:
(a)    There shall have occurred no Material Adverse Change since May 31, 2021.
(b)    There shall exist no action, suit, investigation, litigation or proceeding affecting the Holding Company or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.
(c)    All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.
(d)    The Borrowers shall have paid all accrued fees and expenses of the Agent and the Lenders (including the accrued fees and expenses of counsel to the Agent).
(e)    On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Holding Company, dated the Effective Date, stating that:
(i)    The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and
(ii)    No event has occurred and is continuing that constitutes a Default.
(f)    The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for any Revolving Credit Notes) in sufficient copies for each Lender:
(i)    (A) Counterparts of this Agreement, executed by a Responsible Officer of each Borrower and a duly authorized officer of each Lender, (B) the Revolving Credit Notes executed by a Responsible Officer of each Borrower to the order of any Lenders requesting the same, and (C) counterparts of any other Loan Documents executed by a Responsible Officer of the applicable Borrower and a duly authorized officer of each other Person party thereto.
(ii)    Certified copies of the resolutions of the Board of Directors of each Borrower approving this Agreement and any Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and any Notes.
(iii)    A certificate of the Secretary or an Assistant Secretary of each Borrower certifying as to the charter, by-laws and other organizational documents of each Borrower (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), the resolutions of the governing body of each Borrower, the good standing, existence or its equivalent of each Borrower in the jurisdiction of its organization, and of the incumbency (including specimen signatures) of the Responsible Officers of each Borrower.

(iv)    A favorable opinion of Baker & McKenzie, LLP substantially in the form of Exhibit D hereto and as to such other matters as the Agent may reasonably request.
(v)    A Solvency Certificate signed by a Responsible Officer of each Borrower as to the financial condition, solvency and related matters of the Borrowers and their respective Subsidiaries, taken as a whole on a consolidated basis, after giving effect to the initial Advances under this Agreement and the other transactions contemplated hereby.
(vi)    Financial statement projections through and including the Holding Company’s 2026 fiscal year, together with such other financial information as the Agent and the Lenders shall reasonably request.
(vii)    Such documents and certificates as the Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrowers, and any other legal matters relating to the Borrowers or the Loan Documents, all in form and substance satisfactory to the Agent and its counsel and as further described in the list of closing documents attached as Exhibit F.
(g)    The Lenders shall have received: (i) at least three (3) Business Days prior to the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, to the extent requested at least seven (7) days prior to the Effective Date; and (ii) at least three (3) Business Days prior to the Effective Date, to the extent that a Borrower qualifies as a “legal entity customer under 31 C.F.R. §–1010.230 (the “Beneficial Ownership Regulation”), a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
(h)    The Borrowers shall have terminated the commitments, and, prior to or simultaneously with the initial Borrowing hereunder, paid in full all Debt, interest, fees and other amounts outstanding, under the Existing Credit Agreement, and each of the Lenders that is a party to such credit facility hereby waives, upon execution of this Agreement, the five Business Days’ notice required by Section 2.05 of said Credit Agreement relating to the termination of commitments thereunder.
Section 3.02    Conditions Precedent to each Borrowing, each Issuance and Renewal of Letters of Credit. The obligation of each Lender to make an Advance (other than a Letter of Credit Advance made by the Issuing Bank or a Lender pursuant to Section 2.16(d)) on the occasion of each Borrowing (including the initial Borrowing) and the obligation of the Issuing Bank to issue Letters of Credit (including the initial issuance) or renew a Letter of Credit from time to time, shall, in each case, be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing, issuance or renewal the following statements shall be true (and each of the giving of the applicable Notice of Revolving Credit Borrowing or Notice of Issuance and the acceptance by the Borrowers of the proceeds of such Borrowing or such Letter of Credit issuance or the renewal of such Letter of Credit shall constitute a representation and warranty by the Borrowers that on the date of such Borrowing, issuance or renewal such statements are true):
(i)    the representations and warranties contained in Section 4.01 (excluding the representation and warranty contained in Section 4.01(f)(ii)) are correct on and as of such date before and after giving effect to such Borrowing, issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date; and
(ii)    no event has occurred and is continuing, or would result from such Borrowing, issuance or renewal or from the application of the proceeds therefrom, that constitutes a Default.

Section 3.03    Determinations Under Section 3.01. Without limiting the generality of the provisions of the last paragraph of Section 7.03, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.
Article IV
REPRESENTATIONS AND WARRANTIES
Section 4.01    Representations and Warranties of the Borrowers. The Borrowers represent and warrant as follows:
(a)    Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation.
(b)    The execution, delivery and performance by each Borrower of this Agreement and the other Loan Documents to be delivered by it, and the consummation of the transactions contemplated hereby, are within such Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) such Borrower’s charter or by-laws or (ii) law or any contractual restriction binding on or affecting such Borrower.
(c)    This Agreement has been, and each of the other Loan Documents to be delivered by it when delivered hereunder will have been, duly executed and delivered by each Borrower. This Agreement is, and each of the other Loan Documents when delivered hereunder will be, the legal, valid and binding obligation of each Borrower party thereto enforceable against such Borrower in accordance with their respective terms.
(d)    No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by any Borrower of this Agreement or the other Loan Documents to be delivered by it.
(e)    There is no pending or threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Claim, affecting the Holding Company or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.
(f)    (i) The Consolidated balance sheet of the Holding Company and its Subsidiaries as at May 31, 2021, and the related Consolidated statements of income and cash flows of the Holding Company and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Ernst & Young LLP, independent public accountants, the consolidating balance sheet of the Holding Company and its Subsidiaries as at May 31, 2021, and the related consolidating statements of income and cash flows of the Holding Company and its Subsidiaries for the fiscal year then ended, duly certified by the chief financial officer of the Holding Company, and the Consolidated and consolidating balance sheet of the Holding Company and its Subsidiaries as at August 31, 2021, and the related Consolidated and consolidating statements of income and cash flows of the Holding Company and its Subsidiaries for the three months then ended, duly certified by the chief financial officer of the Holding Company, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at August 31, 2021, and said statements of income and cash flows for the three months then ended, to year-

end audit adjustments, the Consolidated financial condition of the Holding Company and its Subsidiaries as at such dates and the Consolidated results of the operations of the Holding Company and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied.
(ii)    Since May 31, 2021, there has been no Material Adverse Change.
(g)    Each of the Borrowers and their Subsidiaries has good, marketable fee or leasehold title (as applicable) or ownership interest to all of the material assets and properties of the Borrowers and their Subsidiaries, free and clear of all Liens, other than Liens permitted by the Loan Documents.
(h)    The operations and properties of each Borrower and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws, all past non-compliance with such Environmental Laws has been resolved without material ongoing obligations or costs, and no circumstances exist that could reasonably be likely to (i) form the basis of an Environmental Claim against either Borrower or any of its Subsidiaries or any of their properties that could have a Material Adverse Effect or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that could have a Material Adverse Effect.
(i)    Set forth on Schedule 4.01(i) hereto is a complete and accurate list of all Subsidiaries of each of the Borrowers as of the date hereof, showing (as to each such Subsidiary) the jurisdiction of its incorporation. All of the outstanding capital stock and other ownership interests (other than directors qualifying shares) in each of the Borrower’s Subsidiaries has been validly issued, are fully paid and non-assessable and are owned by such Borrower or one or more of its Subsidiaries free and clear of all Liens and, as of the date hereof, free of any outstanding options, warrants, rights of conversion or purchase or similar rights.
(j)    Each of the outstanding securities issued by the Holding Company was duly authorized and validly issued, is fully paid and non-assessable, and is not and will not be subject to any preemptive or similar right or restriction. Each of those outstanding securities was acquired from the issuer in a transaction in compliance with the Securities Act of 1933, as amended, and other applicable laws.
(k)    No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulation U issued by the Board of Governors of the Federal Reserve System or to extend credit to others for the purpose of purchasing or carrying any margin stock.
(l)    No Borrower is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
(m)    No Borrower, nor any Subsidiary of any Borrower, nor, to the knowledge of the Borrowers and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction. The Borrowers and their Subsidiaries have conducted their businesses in compliance with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

(n)    The Borrowers and their Subsidiaries have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
(o)    (i) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or is subject to a favorable opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the best knowledge of the Borrowers, nothing has occurred that would prevent or cause the loss of such tax-qualified status; (ii) There are no pending or, to the best knowledge of the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect; (iii) (1) No ERISA Event has occurred, and no Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (2) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and no Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (3) no Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (4) neither the Borrowers nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (5) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan; (iv) Neither the Borrowers nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (1) on the date of this Agreement, those listed on Schedule 4.01 hereto and (2) thereafter, Pension Plans not otherwise prohibited by this Agreement; and (v) the Borrowers represent and warrant as of the date of this Agreement that the Borrowers are not and will not be using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to the each Borrower’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments or this Agreement.
(p)    No Borrower is an EEA Financial Institution.
(q)    The Borrowers are, individually and together with their Subsidiaries on a Consolidated basis, Solvent.
Article V
COVENANTS OF THE BORROWERS
Section 5.01    Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, each of the Borrowers will:
(a)    Reporting Requirements. Provide to the Lenders the following:

(i)    promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting either Borrower or any of its Subsidiaries of the type described in Section 4.01(e);
(ii)    as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Holding Company setting forth details of such Default and the action that the Borrowers have taken and proposes to take with respect thereto and any other event that would be reasonably likely to have or has had a Material Adverse Effect.
(iii)    as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Holding Company, the Consolidated balance sheet of the Holding Company and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Holding Company and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief executive officer, the chief financial officer, the chief accounting officer, the vice-president and treasurer or the vice-president and controller of the Holding Company as having been prepared in accordance with generally accepted accounting principles and certificates of the chief executive officer, the chief financial officer, the chief accounting officer, the vice-president and treasurer or the vice-president and controller of the Holding Company in substantially the form of Exhibit E as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03 (such certificates, collectively, the “Financial Covenants Compliance Certificate”);
(iv)    as soon as available and in any event within 90 days after the end of each fiscal year of the Holding Company, (A) a copy of the annual audit report for such year for the Holding Company and its Subsidiaries, containing the Consolidated balance sheet of the Holding Company and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Holding Company and its Subsidiaries for such fiscal year, in each case accompanied by an opinion by Ernst & Young LLP or other independent public accountants of recognized standing regularly retained by the Borrowers to audit their books and reasonably acceptable to the Required Lenders, which opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, (B) the consolidating balance sheet of the Holding Company and its Subsidiaries as of the end of such fiscal year and consolidating statements of income and cash flows of the Holding Company and its Subsidiaries for such fiscal year and (C) the Financial Covenants Certificate;
(v)    promptly after the sending or filing thereof, copies of all quarterly and annual reports and proxy solicitations that the Holding Company sends to its public securityholders generally, and copies of all reports on Form 8-K and registration statements for the public offering of securities that the Holding Company or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange; and
(vi)    such other information respecting the Borrowers or any of their Subsidiaries as any Lender through the Agent may from time to time reasonably request.
Documents required to be delivered pursuant to clauses (iii), (iv), (v) or (vi) of this Section 5.01(a) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Holding Company posts such documents, or provides a link thereto on the Holding Company’s website on the Internet at the website address <www.scholastic.com>; (ii) on which such documents are posted on the Holding Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); or (iii) on which such documents are filed for public availability on the U.S. Securities and Exchange Commission’s Electronic Data Gathering and Retrieval System; provided that: (A) the Borrowers shall deliver paper copies of such documents to the Agent or any Lender upon its request to the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and (B) the Holding Company shall notify the Agent and each Lender (by fax transmission or e-mail transmission) of the posting of any such documents and provide to the Agent by e-mail electronic versions (i.e., soft copies) of such documents. The Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Each Borrower hereby acknowledges that (A) the Agent and/or an Affiliate thereof may, but shall not be obligated to, make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”) and (B) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (1) all such Borrower Materials (other than copies of any duly-filed Form 10-K, 10-Q or 8-K or other filing with the Securities and Exchange Commission after they become publically available (the “Deemed Public Materials”)) shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (2) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Agent, any Affiliate thereof, the Arrangers, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to any Borrower or its securities for purposes of United States federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 8.08); (3) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (4) the Agent and any Affiliate thereof and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” With respect to Deemed Public Materials, the Agent, the Arrangers, and the Lenders shall have the rights (and the Borrowers shall have authorized treatment of such materials) in the manner contemplated for information marked “PUBLIC” pursuant to clauses (2) and (3) of the immediately preceding sentence.

(b)    Visitation Rights. At any reasonable time and from time to time, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, such Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of such Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.
(c)    Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Significant Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided that such Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(d) and provided further that neither such Borrower nor any of its Significant Subsidiaries shall be required to preserve any right or franchise (x) if the Board of Directors of such Borrower or such Significant Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Borrower or such Significant Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to such Borrower or the Lenders or (y) in any jurisdiction where the failure to do so would not be reasonably likely to have a Material Adverse Effect.
(d)    Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws other than to the extent the noncompliance therewith or violation thereof would not be reasonably likely to have a Material Adverse Effect.
(e)    Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property unless such failure to pay or discharge would not be reasonably likely to have a significant adverse effect on the business of the Borrowers and the Subsidiaries taken as a whole and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property unless such failure to pay or discharge would not be reasonably likely to have a Material Adverse Effect; provided that neither such Borrowers nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.
(f)    Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks (excluding publisher’s liability insurance) as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Borrower or such Subsidiary operates; provided that each Borrower and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which such Borrower or such Subsidiary operates and to the extent consistent with prudent business practice.
(g)    Keeping of Books. Maintain, and cause each of its Subsidiaries to maintain, a standard system of accounting in accordance with generally accepted accounting principles consistently applied.
(h)    Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, other than to the extent any such failure to maintain and preserve would not be reasonably likely to have a Material Adverse Effect.
(i)    Anti-Corruption Laws; Sanctions. Conduct its business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other applicable anti-corruption legislation in other jurisdictions and with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.
Section 5.02    Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, neither Borrower will:

(a)    Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of properties of the Borrowers or any Subsidiaries, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:
(i)    Liens pursuant to any Loan Document or otherwise securing any Obligation (including in respect of Cash Collateral),
(ii)    Permitted Liens,
(iii)    purchase money Liens (including leases treated as security interests) upon or in any real property or equipment acquired or held by any Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced,
(iv)    the Liens existing on the Effective Date and described on Schedule 5.02(a) hereto,
(v)    Liens on property of a Person existing at the time such Person is merged into or consolidated with any Borrower or any Subsidiary of such Borrower or becomes a Subsidiary of such Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with such Borrower or such Subsidiary or acquired by such Borrower or such Subsidiary,
(vi)    Liens securing Debt of the type permitted under Section 5.02(b)(vii);
(vii)    Liens incurred in respect of judgments and awards discharged within 30 days from the making thereof or under review in an appropriate forum so long as enforcement thereof is effectively stayed,
(viii)    Liens incurred in respect of rental or security deposits,
(ix)    the replacement, extension or renewal of any Lien permitted by clause (iii) or (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby, and
(x)    Liens not contemplated by the above provisions securing Debt in an aggregate principal amount not to exceed $50,000,000 at any time outstanding.
(b)    Debt. Create, incur, assume or suffer to exist (or permit any Subsidiary to create, incur, assume or suffer to exist) any Debt, except:
(i)    Debt under the Loan Documents,

(ii)    Debt outstanding on the Effective Date and listed on Schedule 5.02(b) as of such date and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Debt is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension,
(iii)    Debt in respect of capital leases, synthetic debt obligations, and purchase money obligations for real property or equipment within the limitations set forth in Section 5.02(a)(iii),
(iv)    Unsecured Debt of a Subsidiary of a Borrower owed to such Borrower or of one Borrower owed to the other Borrower, which Debt shall (i) to the extent required by the Agent, be evidenced by promissory notes and (ii) be on terms (including subordination terms) acceptable to the Agent,
(v)    Guarantees of any Borrower in respect of Debt otherwise permitted hereunder (other than clause (vii) of this Section 5.02(b)) of any other Borrower,
(vi)    obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party,
(vii)    Debt secured by one or more Liens on any real property of any Borrower; provided that (i) such Debt is not guaranteed by, or otherwise recourse to, the Borrowers and (ii) the Liens securing such Debt shall attach to no property other than such real property; and
(viii)    Debt not contemplated by the above provisions in an aggregate principal amount not to exceed $75,000,000 at any time outstanding; provided that immediately before and after giving effect to the incurrence of such Debt, the Borrowers are in pro forma compliance with each of the financial covenants set forth in Section 5.03.
(c)    Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except (i) (A) sales of inventory and equipment in the ordinary course of its business and (B) sales, transfers and dispositions of assets by either Borrower or any Subsidiary to any other Borrower or Subsidiary, (ii) in a transaction authorized by subsection (c) of this Section, (iii) sales of assets for fair value in an aggregate amount not to exceed 15% of Consolidated Total Assets as of the last day of the most recently ended fiscal quarter preceding the date of any such sale of assets and (iv) the sale of either (x) the real property located at 557 Broadway, New York, New York, 550 Broadway, New York, New York, or Maumelle, Arkansas or (y) the real property comprising the distribution center located in Jefferson City, Missouri, in the case of any of the real property described in the foregoing clauses (x) and (y), for fair value in connection with any sale-leaseback transaction.
(d)    Mergers, Acquisitions, Etc. Merge or consolidate with or into any Person or otherwise consummate an Acquisition of any Person or permit any of its Subsidiaries to do either of the foregoing, except that (i) any Subsidiary of either Borrower may merge or consolidate with or into any other Subsidiary of such Borrower, (ii) any Subsidiary of either Borrower may merge into such Borrower,

(iii) either Borrower may merge with any other Person so long as such Borrower is the surviving corporation and (iv) either Borrower or any wholly-owned Subsidiary thereof may consummate a Permitted Acquisition, provided, in each case, that (x) no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom and (y) the Consolidated Net Leverage Ratio is not in excess of 2.75:1 after giving effect to any such transaction.
(e)    Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of the business of the Borrowers and their Subsidiaries, taken as a whole, as carried on at the date hereof.
(f)    Dividends, Etc. Declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of the Holding Company, or purchase, redeem or otherwise acquire for value (other than any redemption or repurchase pursuant to the application of any change of control provision contained in any issuance of convertible Debt) (or permit any of its Subsidiaries to do so) any shares of any class of capital stock of the Holding Company or any warrants, rights or options to acquire any such shares, now or hereafter outstanding, or enter into any transaction that has a substantially similar effect as the previously described transactions, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom, the Holding Company may (i) declare and make any dividend payment or other distribution payable in common stock of the Holding Company, (ii) declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire shares of its common stock or warrants, rights or options to acquire any such shares (any, or any combination of the foregoing, a “Restricted Payment”) not to exceed the sum of: (A) in any fiscal year of the Borrowers, the sum of (I) $25,000,000 plus (II) the aggregate dollar amount of all cash dividends payable (at the rate applicable as of the Effective Date) in respect of capital stock of the Holding Company issued after the Effective Date as a result of the regular vesting or exercise of issued and outstanding stock awards in the normal course of business, and (B) so long as, in the case of this clause (B) only, both before and after giving effect to any such declaration, payment, purchase, redemption or other acquisition, the Consolidated Net Leverage Ratio is not in excess of 2.75:1, an unlimited amount.
(g)    Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, any transactions otherwise permitted under this Agreement with any of their unconsolidated Affiliates other than (i) on terms that are fair and reasonable and no less favorable to such Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate and (ii) transactions between or among the Borrowers and their wholly-owned Subsidiaries not involving any other Affiliate.
(h)    Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles.
(i)    Use of Proceeds. Use the proceeds of any Advance, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose
(j)    Sanctions. Directly or indirectly, use any Advance or the proceeds of any Advance, or lend, contribute or otherwise make available such Advance or the proceeds of any Advance to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Agent, Issuing Bank, Swingline Lender, or otherwise) of Sanctions.
(k)    Anti-Corruption Laws. Directly or indirectly, use any Advance or the proceeds of any Advance for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions.
(l)    Passive Holding Company. In the case of the Holding Company, conduct, transact or otherwise engage in any business or operations other than the following: (i) its ownership of the capital stock of the Operating Company, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations and payments with respect to the Loan Documents, (iv) any public offering of its common stock or any other issuance of its capital stock, including pursuant to private offerings of securities, (v) making payments or Restricted Payments to the extent otherwise permitted under this Section 5.02(f), (vi) making contributions to the capital of its Subsidiaries, (vii) guaranteeing the obligations of the Operating Company and its Subsidiaries in each case solely to the extent such obligations of the Operating Company and its Subsidiaries are not prohibited hereunder, (viii) participating in tax, accounting and other administrative matters as a member of the consolidated group of the Holding Company and its Consolidated Subsidiaries, (ix) holding any cash or property received in connection with Restricted Payments made by the Operating Company in accordance with Section 5.02(f), (x) providing indemnification to officers and directors and (xi) activities incidental to the businesses or activities described in clauses (i) to (x) of this Section 5.02(l).
Section 5.03    Financial Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrowers will:
(a)    Consolidated Net Leverage Ratio. Maintain at all times a Consolidated Net Leverage Ratio of not more than 3.25:1.
(b)    Consolidated Interest Coverage Ratio. Maintain as at the last day of each of their fiscal quarters, beginning with the fiscal quarter ending November 30, 2021, a Consolidated Interest Coverage Ratio of not less than 3.50:1 (together with the financial covenant in clause (a), collectively, the “Financial Covenants”).
(c)    Certain Cure Rights. Notwithstanding any provision to the contrary contained in this Agreement or in any other Loan Document, upon written notice provided by the Borrowers to the Agent (the “Notice of Intent to Cure”) on or before the day on which financial statements are required to be delivered pursuant to Section 5.01(a)(iii) or 5.01(a)(iv), as applicable, for the fiscal period to which the Cure Proceeds (as defined below) are to be invested, and so long as no Event of Default (other than in respect of one or both Financial Covenants) shall then exist, the holders (direct or indirect) of the Equity Interests of the Holding Company may cure such violation(s) of the preceding subsections of this Section 5.03 by making a cash common equity investment, directly or indirectly (it being understood that any such investment shall be contributed promptly to the Borrowers), in the Holding Company in an amount equal to the applicable Consolidated EBITDA Shortfall (such investments, “Cure Proceeds”) not later than the date that is fifteen (15) Business Days after the date that the Borrowers are required to deliver the financial statements required by Section 5.01(a)(iii) or 5.01(a)(iv), as applicable, with respect to the fiscal period to which such Financial Covenant violation relates (such date, the “Cure Expiration Date”). Cure Proceeds shall be included in the calculation of Consolidated EBITDA solely for determining compliance with this Section 5.03 for the fiscal quarter to which the cure applies and for the three (3) subsequent fiscal quarters following such cure and shall be disregarded and shall not affect the calculation of Consolidated EBITDA for all other purposes (including the purpose of the calculation of other covenants or for the purpose of the calculation of the Applicable Rate); provided that, (x) no payment of Debt made with Cure Proceeds shall be given effect when determining compliance with this Section 5.03 as of the end of the fiscal quarter (but no other fiscal quarter) with respect to which such cure is made and (y) no Cure Proceeds shall count as cash or cash equivalents for purposes of determining the Consolidated Net Leverage Ratio when determining compliance with this Section 5.03 at any time. The cure rights described in this Section 5.03 (i) may only be exercised four (4) times during the term of this Agreement, (ii) may only be exercised two (2) times with respect to any fiscal year and (iii) may not be exercised with respect to consecutive fiscal quarters. Upon receipt of the Cure Proceeds and adjustment in the calculation of Consolidated EBITDA as contemplated in this clause (c), the Financial Covenants shall be deemed satisfied and complied with as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply with such Financial Covenants and any Default or Event of Default arising as a result thereof shall be deemed not to have occurred for all purposes under the Loan Documents. Pending receipt of the Cure Proceeds following delivery of the Notice of Intent to Cure and prior to the Cure Expiration Date, (x) neither the Administrative Agent nor any Lender shall exercise the right to accelerate the Loans or terminate the Commitments and none of the Agent or any Lender shall exercise any right or remedy of any kind pursuant to Section 6.01, the other Loan Documents or applicable law prior to the Cure Expiration Date solely on the basis of an Event of Default having occurred and continuing under this Section 5.03 (except to the extent that either Borrower has confirmed in writing that the Borrowers no longer intend to exercise the cure rights contemplated by this clause (c)) and (y) no Lender or Issuing Bank shall be required to make any Advance or other credit extension hereunder (including any increases, extensions or issuances of Letters of Credit) until such Cure Proceeds are actually received by a Borrower.
Article VI
EVENTS OF DEFAULT
Section 6.01    Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
(a)    any representation or warranty made in this Agreement or any other Loan Document shall prove to have been false or misleading in any material respect when made (or deemed made); or
(b)    any report, statement, certificate, schedule or other document or information furnished (whether prior to, on or after the Effective Date) in connection with this Agreement or any of the other Loan Documents shall prove to have been false or misleading in any material respect when furnished (or deemed furnished); or
(c)    any default, whether in whole or in part, shall occur in the payment of the principal of any Advance, or shall occur and continue for more than three Business Days in the payment of any interest on or any other amount respecting the Advances or any of the other obligations of the Borrowers under the Loan Documents; or
(d)    any default, whether in whole or in part, shall occur in the due observance or performance of any covenant, term or provision to be performed (i) under Sections 5.01(a)(ii), 5.02(f), 5.02(j), 5.02(k) or 5.03 of this Agreement or (ii) under Sections 5.01(b) or 5.02 of this Agreement (other than under Section 5.02(f), 5.02(j) or 5.02(k) hereof) and such default described in this clause (ii) shall continue for a period of five Business Days after the earlier of notice thereof to or knowledge thereof by either Borrower; or
(e)    any default, whether in whole or in part, shall occur in the due observance or performance of any other covenant, term or provision to be performed under this Agreement and the other Loan Documents by either Borrower or any other party thereto (other than any Lender), which default is not described in any other subsection of this Section, and such default shall continue for a period of ten days after the earlier of notice thereof to or knowledge thereof by either Borrower; provided that if such default is capable of being cured and if the Borrowers shall have commenced to cure such default within such period and shall proceed continuously in good faith and with due diligence to cure such default, then such period instead shall be thirty days; or
(f)    (i) any payment default of $20,000,000 or more shall occur under any instrument or agreement (other than a Loan Document) respecting any Debt of either Borrower or any of their Subsidiaries, unless payment shall be made or action shall be taken within three Business Days after such default in an amount or manner sufficient to cure it, provided that such payment or action will not result in a breach of any term or provision of this Agreement and the other Loan Documents, with the various financial measurements and covenants set forth in Section 5.03 of this Agreement being recalculated on a pro forma basis (from the then most recent quarterly or subsequent pro forma calculations) to include the effect of any such payment or (ii) any Debt of either Borrower or of any of their Subsidiaries of $25,000,000 or more in principal or notional amount shall be accelerated or otherwise become due or be required to be prepaid, repurchased or redeemed (other than pursuant to a regularly scheduled mandatory prepayment, repurchase or redemption or the application of the change of control provision contained in any Debt instrument, as in effect on the date hereof, or any substantially identical provision contained in any subsequent issuance of debt) prior to its scheduled maturity; or
(g)    either Borrower or any of their Significant Subsidiaries shall (i) fail or be unable to pay its debts generally as they become due, (ii) make a general assignment for the benefit of its creditors, (iii) apply for or consent to the appointment of a receiver, trustee, assignee, custodian, sequestrator, liquidator or similar official for itself or any of its assets and properties, (iv) commence a voluntary case for relief as a debtor under the United States Bankruptcy Code, (v) file with or otherwise submit to any governmental authority any petition, answer or other document seeking (A) reorganization, (B) an arrangement with creditors or (C) to take advantage of any other present or future applicable law respecting bankruptcy, reorganization, insolvency, readjustment of debts, relief of debtors, dissolution or liquidation, (vi) file or otherwise submit any answer or other document admitting or failing to contest the material allegations of a petition or other document filed or otherwise submitted against it in any proceeding under any such applicable law, (vii) be adjudicated a bankrupt or insolvent, or (viii) take any action for the purpose of effecting any of the foregoing; or
(h)    any case, proceeding or other action shall be commenced against either Borrower or any of their Significant Subsidiaries for the purpose of effecting, or an order, judgment or decree shall be entered by any court of competent jurisdiction approving (in whole or in part), anything specified in subsection (g) of this Section, or any receiver, trustee, assignee, custodian, sequestrator, liquidator or other official shall be appointed with respect to either Borrower or any of their Significant Subsidiaries, or shall be appointed to take or shall otherwise acquire possession or control of all or a substantial part of the assets and properties of either Borrower or any of their Significant Subsidiaries, and any of the foregoing shall continue unstayed and in effect for any period of sixty days; or
(i)    one or more final judgments for the payment of money in excess of an aggregate of $20,000,000 shall be rendered against either Borrower or any of their Subsidiaries and the same shall remain undischarged for a period of thirty days during which levy and execution shall not be effectively stayed or contested in good faith; or
(j)    either Borrower or any ERISA Affiliate shall, or shall be reasonably expected to, incur liability as a result of the occurrence of any ERISA Event provided that any such event (individually or in the aggregate with any other such event) would be reasonably likely to have or has had (in the reasonable judgment of the Required Lenders) a Material Adverse Effect; or

(k)    the Holding Company shall own less than all of the outstanding securities issued by the Operating Company, or any other Person shall acquire any option, warrant or other right to acquire any of those securities; or
(l)    the Class A Shareholding Group shall cease to own (in the aggregate) at least fifty-one percent (51.00%) of the issued and outstanding shares of Class A Stock of the Holding Company; or any other Person shall acquire any option, warrant or other right to acquire (from the Class A Shareholding Group, the Holding Company or otherwise) any securities issued by the Holding Company that, if exercised, would result in the Class A Shareholding Group holding less than 51% of such stock; or
(m)    the Board of Directors of the Holding Company shall submit to its shareholders for adoption, or the shareholders of the Holding Company shall adopt, any supplement, modification or amendment to or restatement of the certificate of incorporation or the by-laws of the Holding Company that would in any way directly or indirectly (i) alter the relative voting rights or powers of the classes of the capital stock of the Holding Company, (ii) add any additional classes of capital stock with any voting rights, or (iii) adversely affect the rights, powers, privileges, remedies or interests of the Agent or the Lenders under this Agreement or any other Loan Document, in any such case without the prior written consent of the Required Lenders;
then, and in any such event, the Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions (i) declare the Commitment of each Lender to make Advances and any obligation of the Issuing Bank to issue, amend or extend Letters of Credit to be terminated, whereupon the same shall forthwith terminate, (ii) declare the unpaid principal amount of all outstanding Advances, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers, (iii) require that the Borrowers Cash Collateralize the L/C Exposure, and (in an amount equal to the Minimum Collateral Amount with respect thereto); and (iv) exercise on behalf of itself, the Lenders and the Issuing Bank all rights and remedies available to it, the Lenders and the Issuing Bank under the Loan Documents or applicable law or equity; provided that in the event of an actual or deemed entry of an order for relief with respect to either Borrower under the United States Bankruptcy Code, (1) the obligation of each Lender to make Advances and of the Issuing Bank to issue, amend or extend Letters of Credit shall automatically be terminated, (2) the Advances, all such interest and all other amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower, and (3) the obligation of the Borrowers to Cash Collateralize the L/C Exposure as aforesaid shall automatically become effective, in each case without further act of the Agent or any Lender.
Section 6.02    Application of Funds. After the exercise of remedies provided for in Section 6.01 (or after the Advances have automatically become immediately due and payable and the L/C Exposure has automatically been required to be Cash Collateralized as set forth in the proviso to Section 6.01) or if at any time insufficient funds are received by and available to the Agent to pay fully all debts, liabilities and obligations then due hereunder, any amounts received on account of the all debts, liabilities and obligations hereunder and under the other Loan Documents shall, subject to the provisions of Sections 2.23 and 2.25, be applied by the Agent in the following order:
First, to payment of that portion of the Guaranteed Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Sections 2.11, 2.12, 2.14 and 2.19(c)) payable to the Agent in its capacity as such;

Second, to payment of that portion of the Guaranteed Obligations constituting fees, indemnities and other amounts (other than principal, interest, and letter of credit fees pursuant to Section 2.16(g)(i)) payable to the Lenders and the Issuing Bank (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Bank (including fees and time charges for attorneys who may be employees of any Lender or the Issuing Bank) arising under the Loan Documents and amounts payable under Sections 2.11, 2.12, 2.14 and 2.19, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid letter of credit fees pursuant to Section 2.16(g)(i) and interest on the Advances, Letter of Credit Advances and other Guaranteed Obligations arising under the Loan Documents, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Guaranteed Obligations constituting unpaid principal of the Advances and Letter of Credit Advances and Guaranteed Obligations then owing under any Guaranteed Hedge Agreements and Guaranteed Cash Management Agreements and to the Agent for the account of Issuing Bank, to Cash Collateralize that portion of L/C Exposure comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Sections 2.16 and 2.25, in each case ratably among the Agent, the Lenders, the Issuing Bank, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the debts, liabilities and obligations hereunder and under the other Loan Documents have been indefeasibly paid in full, to the Borrowers or as otherwise required by law.

Subject to Sections 2.16(c) and 2.25, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other debts, liabilities and obligations hereunder and under the other Loan Documents, if any, in the order set forth above.
Notwithstanding the foregoing, Guaranteed Obligations arising under Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements shall be excluded from the application described above if the Agent has not received a Guaranteed Party Designation Notice, together with such supporting documentation as the Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Agent pursuant to the terms of Article VII for itself and its Affiliates as if a “Lender” party hereto.
Article VII
THE AGENT
Section 7.01    Appointment and Authority. Each of the Lenders and the Issuing Bank hereby irrevocably appoints, designates and authorizes Bank of America to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent, the Lenders and the Issuing Bank, and neither Borrower nor any of their Subsidiaries shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 7.02    Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.
Section 7.03    Exculpatory Provisions.
(a)The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent and its Related Parties:

(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.
(b)    Neither the Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary), or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 6.01 and 8.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Agent by the Borrowers, a Lender or the Issuing Bank.
(c)    Neither the Agent nor any of its Related Parties have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

Section 7.04    Reliance by Agent. The Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Advance or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. For purposes of determining compliance with the conditions specified in Section 3.01 and in 3.02 on the Effective Date , each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objections.
Section 7.05    Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent (including any syndication agent, documentation agent and co-agent) and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facility as well as activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents. Each Lender hereby acknowledges that none of the syndication agent, the documentation agent, any co-agent or any other Lender designated as any “Agent” on the signature pages hereof has any responsibility or liability hereunder other than in its capacity as a Lender.
Section 7.06    Resignation of Agent.

(a)Notice. The Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Bank, appoint a successor Agent meeting the qualifications set forth above; provided that in no event shall any successor Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)Removal. If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrowers and such Person remove such Person as Agent and, with the written consent of the Holding Company (not to be unreasonably withheld or delayed), appoint a successor; provided that no such consent of the Holding Company shall be required if an Event of Default shall have occurred and is continuing. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)Effect of Resignation or Removal. With effect from the Resignation Effective Date (i) the retiring (or removed) Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security (if any) held by the Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring (or removed) Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring (or removed) Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Agent (other than as provided in Section 2.14(g) and other than any rights to indemnity payments or other amounts owed to the retiring (or removed) Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed among the Borrowers and such successor. After the retiring (or removed) Agent’s resignation (or removal) hereunder and under the other Loan Documents, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring (or removed) Agent, its subagents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring (or removed) Agent was acting as Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including, without limitation, (A) to the extent applicable, acting as collateral agent or otherwise holding any collateral security on behalf of any of the Guaranteed Parties and (B) in respect of any actions taken in connection with transferring the agency to any successor Agent.

(d)Issuing Bank and Swingline Lender. Any resignation by Bank of America as Agent pursuant to this Section shall also constitute its resignation as Issuing Bank and Swingline Lender. If Bank of America resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all L/C Exposure with respect thereto, including the right to require the Lenders to make Base Rate Advances or Letter of Credit Advances pursuant to Section 2.16(c). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Advances made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to fund risk participations in outstanding Swingline Advances pursuant to Section 2.04(c). Upon the appointment by the Borrowers of a successor Issuing Bank or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as applicable, (ii) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

Section 7.07    Non-Reliance on Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that none of the Agent nor either of the Arrangers has made any representation or warranty to it, and that no act by the Agent or either of the Arrangers hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Agent or either of the Arrangers to any Lender or Issuing Bank as to any matter, including whether the Agent or either of the Arrangers has disclosed material information in their (or their Related Parties’) possession. Each Lender and Issuing Bank represents to the Agent and each Arranger that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and their Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers. Each Lender and Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or Issuing Bank for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and the Issuing Bank agrees not to assert a claim in contravention of the foregoing. Each Lender and the Issuing Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
Section 7.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the titles listed on the cover page hereof shall have any powers, duties or responsibilities under this

Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent, an Arranger, a Lender or the Issuing Bank hereunder.
Section 7.09    Agent May File Proofs of Claim.
(a)    In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Borrower, the Agent (irrespective of whether the principal of any Advance or any L/C Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, L/C Exposure and all other debts, liabilities and obligations that are owing and unpaid hereunder and under the other Loan Documents and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Agent under Sections 2.13(f), 2.16(h) and (i), 2.22, and 8.04) allowed in such judicial proceeding; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.13(f), 2.22, and 8.04.

(b)    Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Advances, L/C Exposure or any other debts, liabilities and obligations that are owing and unpaid hereunder and under the other Loan Documents or the rights of any Lender or the Issuing Bank to authorize the Agent to vote in respect of the claim of any Lender or the Issuing Bank or in any such proceeding.
Section 7.10    Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements. Except as otherwise expressly set forth herein or in any other applicable Loan Document, no Cash Management Bank or Hedge Bank that obtains the benefit of the provisions of Section 6.02 by virtue of the provisions hereof shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of any Loan Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VII to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Guaranteed Obligations arising under Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements except to the extent expressly provided herein and unless the Agent has received a Guaranteed Party Designation Notice of such Guaranteed Obligations, together with such supporting documentation as the Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. The Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Guaranteed Obligations arising under Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements in the case of the termination of this Agreement.
Section 7.11    Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by a Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.
Article VIII
MISCELLANEOUS
Section 8.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders adversely affected thereby, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, any Advance or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, any Advance or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments, the aggregate unpaid principal amount of any Advance or the percentage or number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (f) amend this Section 8.01; and provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement, any Note or any other Loan Document, (y) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank and/or the Swingline Lender in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Issuing Bank and/or the Swingline Lender, as applicable, in their capacities as such under this Agreement, and (z) the Engagement Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, (A) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender under a Facility, may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (1) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (2) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender under a Facility, that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender; (B) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Advances, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (C) the Required Lenders shall determine whether or not to allow a Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.
Notwithstanding anything to the contrary herein, (a) this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrowers and the Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement, and (b) the Agent may amend or modify this Agreement and any other Loan Document to cure any ambiguity, omission, mistake, defect or inconsistency therein.
Section 8.02    Notices, Etc.(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or e-mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to any Borrower, the Agent, the Issuing Bank or the Swingline Lender, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 1.01(a); and
(ii)    if to any other Lender, to the address, fax number, e-mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

This Agreement was prepared by:     Holland & Knight LLP
101 S. Tryon Street, Suite 3600
Charlotte, North Carolina 28280
Attention: Tim Ryan
Phone: 980.215.7777
E-mail: Tim.Ryan@hklaw.com

(b)    Electronic Communications. Notices and other communications to the Agent, the Lenders, the Swingline Lender and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging and Internet or intranet websites) pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices to any Lender, the Swingline Lender or the Issuing Bank pursuant to Article II if such Lender, Swingline Lender or the Issuing Bank, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent, the Swingline Lender, the Issuing Bank or the

Borrowers may each, in its or their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii), if such notice or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.
(d)    Change of Address, Etc. Each of the Borrowers, the Agent, the Issuing Bank and the Swingline Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the Borrowers, the Agent, the Issuing Bank and the Swingline Lender. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, fax number and e-mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one (1) individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Borrower or its securities for purposes of United States federal or state securities laws.
(e)    Reliance by Agent, Issuing Bank and Lenders. The Agent, the Issuing Bank and the Lenders shall be entitled to rely and act upon any notices (including, without limitation, telephonic or electronic notices and Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall jointly and severally indemnify the Agent, the Issuing Bank, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Borrower. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.
Section 8.03    No Waiver; Remedies; Enforcement. No failure on the part of any Lender, the Issuing Bank or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrowers or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 6.01 for the benefit of all the Lenders and the Issuing Bank; provided that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) the Issuing Bank or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 8.05 (subject to the terms of Section 2.15), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Section 6.01 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.15, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
Section 8.04    Costs and Expenses; Indemnity. (a) The Borrowers shall jointly and severally pay (i) all reasonable and documented out-of-pocket expenses incurred by the Agent and its Affiliates (including the reasonable fees, charges and disbursements of one counsel for the Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket and documented expenses incurred by the Agent, any Lender or the Issuing Bank (including the fees, charges and disbursements of any counsel for the Agent, any Lender or the Issuing Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Letters of Credit.
(b)    The Borrowers shall jointly and severally indemnify the Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Borrower) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 2.14), (ii) any Advance or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Environmental Substances on or from any property owned or operated by a Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to a Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any of a Borrower’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the provisions of Section 2.14(c), this Section 8.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Agent (or any sub-agent thereof), the Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent), the Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent), the Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent), the Issuing Bank or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(h).
(d)     To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)    Upon demand of any Lender (with a copy to the Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of):
(i)    any continuation, conversion, payment or prepayment of any Advance other than a Base Rate Advance on a day other than the last day of the Interest Period for such Advance (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(ii)    any failure by a Borrower (for a reason other than the failure of such Lender to make an Advance) to prepay, borrow, continue or convert any Advance other than a Base Rate Advance on the date or in the amount notified by the applicable Borrower; or
(iii)    any assignment of a Eurodollar Rate Advance on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 8.07(a);
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Advance or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also jointly and severally pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 8.04(e), each Lender shall be deemed to have funded each Eurodollar Rate Advance made by it at the Eurodollar Rate for such Advance by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Advance was in fact so funded.
(f)    Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in Sections 2.11, 2.12, 2.14, 2.19(c) and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents, termination of the aggregate Commitments, resignation of the Agent and the Termination Date.
Section 8.05    Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender, the Issuing Bank or such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement, any Note or any other Loan Document, whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or such Note or other Loan Document and although such obligations may be unmatured, continued, secured or unsecured, or are owed to a branch, office or Affiliate of such Lender or the Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.23 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent, the Issuing Bank and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the debts, liabilities and obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender and the Issuing Bank agrees promptly to notify the Agent and the Borrowers after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender, the Issuing Bank and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender, the Issuing Bank and their respective Affiliates may have.
Section 8.06    Binding Effect. This Agreement shall become effective (other than Sections 2.01 and 2.16, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrowers and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.
Section 8.07    Assignments and Participations.
(a)    Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except neither Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment(s) and the Advances (including for purposes of this subsection (b), participations in L/C Exposure and in Swingline Advances) at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of (x) an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and/or the Advances at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, or (y) an assignment to an acquisition vehicle pursuant to Section 7.09, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents with respect to the Advances and/or the Commitment assigned, except that this clause (ii) shall not apply to the Swingline Lender’s rights and obligations in respect of Swingline Advances.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof; and provided, further, that the Borrowers’ consent shall not be required during the primary syndication of the Facilities;
(B)    the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C)    the consent of the Issuing Bank and the Swingline Lender shall be required for any assignment in respect of the Revolving Credit Facility.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with, except in the case of an assignment pursuant to Section 7.09, a processing and recordation fee in the amount of $3,500; provided that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to any Borrower or any of a Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, the Issuing Bank or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit and Swingline Advances in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.14 and 8.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)    Register. The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at the Agent’s Applicable Lending Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances and L/C Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Defaulting Lender or a Borrower or any of a Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances (including such Lender’s participations in L/C Exposure and/or Swingline Advances) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agent, the Lenders and the Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.04(c) without regard to the existence of any participations.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 8.01 that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.14, and 8.04(e) (subject to the requirements and limitations therein, including the requirements under Section 2.14(e) (it being understood that the documentation required under Section 2.14(e) shall be delivered to the Lender who sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.24 and 8.14 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 2.11 or 2.14, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.24 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note or Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    Resignation as Issuing Bank or Swingline Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Advances pursuant to subsection (b) above, Bank of America may, (i) upon thirty (30) days’ notice to the Borrowers and the Lenders, resign as Issuing Bank and/or (ii) upon thirty (30) days’ notice to the Borrowers, resign as Swingline Lender. In the event of any such resignation as Issuing Bank or Swingline Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor Issuing Bank or Swingline Lender hereunder; provided that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as Issuing Bank or Swingline Lender, as the case may be. If Bank of America resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all L/C Exposure with respect thereto (including the right to require the Lenders to make Base Rate Advances or fund risk participations in Unreimbursed Amounts pursuant to Section 2.16(c)). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Advances made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Advances or fund risk participations in outstanding Swingline Advances pursuant to Section 2.04(c). Upon the appointment of a successor Issuing Bank and/or Swingline Lender, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as the case may be, and (B) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
Section 8.08    Treatment of Certain Information; Confidentiality.
(a)    Treatment of Certain Information. Each of the Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any prospective New Revolving Lender, any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and its obligations, this Agreement or payments hereunder, (vii) on a confidential basis to (A) any rating agency in connection with rating a Borrower or its Subsidiaries or the credit facilities provided hereunder or (B) the provider of any Platform or other electronic delivery service used by the Agent, the Issuing Bank and/or the Swingline Lender to deliver Borrower Materials or notices to the Lenders or (C) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, or (viii) with the consent of the Borrowers or to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section, (2) becomes available to the Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than a Borrower or (3) is independently discovered or developed by a party hereto without utilizing any Information received from any Borrower or violating the terms of this Section 8.08. For purposes of this Section, “Information” means all information received from any Borrower or any Subsidiary relating to the Borrowers or any Subsidiary or any of their respective businesses, other than any such information that is available to the Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by a Borrower or any Subsidiary, provided that, in the case of information received from a Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

(b)    Non-Public Information. Each of the Agent, the Lenders and the Issuing Bank acknowledges that (i) the Information may include material non-public information concerning a Borrower or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable law, including United States federal and state securities laws.
(c)    Press Releases. The Borrowers and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Agent or any Lender or their respective Affiliates or referring to this Agreement or any of the Loan Documents without the prior written consent of the Agent, unless (and only to the extent that) a Borrower or such Affiliate is required to do so under law and then, in any event the Borrowers or such Affiliate will consult with such Person before issuing such press release or other public disclosure; provided that the prohibitions and requirements of this Section 8.08(c) shall not apply with respect to any public disclosure contained in a report, statements or other instrument filed with or furnished to the Securities and Exchange Commission, Nasdaq Stock Market or the Financial Industry Regulatory Authority by either of the Borrowers.
(d)    Customary Advertising Material. The Borrowers consent to the publication by the Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Borrowers.
Section 8.09    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Agent and any Affiliate thereof, the Arrangers and the Lenders are arm’s-length commercial transactions between each Borrower and their respective Affiliates, on the one hand, and the Agent and, as applicable, its Affiliates (including the Arrangers) and the Lenders and their Affiliates (collectively, solely for purposes of this Section, the “Lenders”), on the other hand, (ii) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Agent and its Affiliates (including the Arrangers) and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for any Borrower or any of their respective Affiliates, or any other Person and (ii) neither the Agent, any of its Affiliates (including the Arrangers) nor any Lender has any obligation to any Borrower or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Agent and its Affiliates (including the Arrangers) and the Lenders may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and neither the Agent, any of its Affiliates (including the Arrangers) nor any Lender has any obligation to disclose any of such interests to any Borrower or any of their respective Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against the Agent, any of its Affiliates (including the Arrangers) or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.
Section 8.10    Governing Law; Jurisdiction, Etc.
(a)    GOVERNING LAW. THIS AGREEMENT, ANY NOTES AND EACH OF THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT,

AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE AGENT, ANY LENDER, THE ISSUING BANK, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT, ANY LENDER OR THE ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 8.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
Section 8.11    Execution in Counterparts; Electronic Execution.
(a)    This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Borrowers agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on each of the Borrowers to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of Each of the Borrowers enforceable against such in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Agent and each of the Guaranteed Parties of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Agent and each of the Guaranteed Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic

Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Agent has agreed to accept such Electronic Signature, the Agent and each of the Guaranteed Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Borrower without further verification and (b) upon the request of the Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
(b)    Each Borrower hereby acknowledges the receipt of a copy of this Agreement and all other Loan Documents. The Agent and each Lender may, on behalf of the Borrowers, create a microfilm or optical disk or other electronic image of this Agreement and any or all of the other Loan Documents. The Agent and each Lender may store the electronic image of this Agreement and the other Loan Documents in its electronic form and then destroy the paper original as part of the Agent’s and each Lender’s normal business practices, with the electronic image deemed to be an original and of the same legal effect, validity and enforceability as the paper originals.
(c)    None of the Agent, the Issuing Bank nor the Swingline Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Agent’s, Issuing Bank’s or Swingline Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Agent, Issuing Bank and Swingline Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
(d)    Each Borrower hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement and/or any other Loan Document based solely on the lack of paper original copies of this Agreement and/or such other Loan Document, and (ii) waives any claim against the Agent, the Issuing Bank and the Lenders and each Related Party for any liabilities arising solely from the Agent’s and/or any such other Person’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of either Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
Section 8.12    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.13    USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Act. Each Borrower agrees to, promptly following a request by the Agent or any Lender, provide all such other documentation and information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
Section 8.14    Replacement of Lenders. If the Borrowers are entitled to replace a Lender pursuant to the provisions of Section 2.24(b), or if any Lender is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.07), all of its interests, rights (other than its existing rights to payments pursuant to Sections 2.11 and 2.14) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    the Borrowers shall have paid to the Agent the assignment fee (if any) specified in Section 8.07(b);
(b)    such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Advances and its participations in Letter of Credit Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 8.04(e)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter; and
(d)    such assignment does not conflict with applicable laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
Section 8.15    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agent and each Lender, regardless of any investigation made by the Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default at the time of any Advance or other credit extension, and shall continue in full force and effect as long as any Advance or any other obligation, debt or liability hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding
Section 8.16    Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Agent, the Issuing Bank or any Lender, or the Agent, the Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent, the Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the Issuing Bank severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the Issuing Bank under clause (b) of the preceding sentence shall survive the payment in full of the obligations, debts and liabilities under this Agreement and the other Loan Documents and the termination of this Agreement.
Section 8.17    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender or L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an Affected Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)     a reduction in full or in part or cancellation of any such liability;

(ii)     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)     the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 8.18    Acknowledgment Regarding Any Supported QFCs.
To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit

Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
Section 8.19    Effectiveness of Amendment and Restatement; Affirmation of Obligation; Release of Collateral.
(a)    On the Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety. The parties hereto acknowledge and agree that (a) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation or termination of the Existing Secured Obligations under the Existing Credit Agreement as in effect immediately prior to the Effective Date and which remain outstanding; and (b) except for any Existing Secured Obligations which are expressly contemplated to be repaid on the Effective Date and to the extent are in fact so repaid, the Guaranteed Obligations (as amended and restated hereby and which are hereinafter subject to the terms herein) are in all respects continuing.
(b)    Each of the Borrowers hereby affirms all of its obligations under the Loan Documents to which it is a party.

(c)    Without in any way limiting any of the foregoing, on the Effective Date, the Agent (for itself and on behalf of the Lenders (including the Existing Lenders)) agrees that any Lien granted to the Agent (for itself and on behalf of the Lenders (including the Existing Lenders)) in the Collateral (as such term is defined in the Existing Credit Agreement) securing the Existing Secured Obligations shall automatically terminate. In furtherance of the foregoing, and at the expense of the Borrowers, the Agent will, reasonably promptly following the Effective Date, (i) execute, as applicable, and deliver to the Borrowers (or any designee of the Borrowers) any such lien releases, discharges of security interests, pledges and other similar discharge or release documents, as are reasonably requested and necessary to release, as of record, the Liens and all notices of Liens previously filed by the Agent under the Existing Credit Agreement Loan Documents, including certain UCC termination statement(s) in the form attached hereto as Appendix I, and (ii) deliver to the Borrowers (or any designee of the Borrowers) all instruments evidencing pledged debt and all equity certificates and any other similar collateral previously delivered in physical form by the Borrowers to the Agent under the Existing Credit Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as an instrument under seal of the day and year first above written.
SCHOLASTIC CORPORATION

By: /s/ Gil A. Dickoff
Name: Gil A. Dickoff
Title: Senior Vice President and Treasurer

SCHOLASTIC INC.

By: /s/ Gil A. Dickoff
Name: Gil A. Dickoff
Title: Senior Vice President and Treasurer

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A.,
as Agent

By: /s/ Linda Z. Mackey
Name: Linda Z. Mackey
Title: Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A.,
as a Lender, as the Swingline Lender, and as
Issuing Bank

By: /s/ Jana L. Baker
Name: Jana L. Baker
Title: Senior Vice President

[Signature Page to Credit Agreement]

TRUIST BANK,
as a Lender

By: /s/ Katherine Bass
Name: Katherine Bass
Title: Director

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By: /s/ Tracy Parker
Name: Tracy Parker
Title: Senior Vice President
[Signature Page to Credit Agreement]

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as a Lender

By: /s/ Valerie Schanzer
Name: Valerie Schanzer
Title: Managing Director

[Signature Page to Credit Agreement]

Annex A
COMMITMENT SCHEDULE

Name of Initial Lender	Revolving Credit Commitment

Bank of America, N.A.	$70,000,000
Truist Bank	$50,000,000
Wells Fargo Bank, National Association	$50,000,000
Fifth Third Bank, National Association	$35,000,000
Citibank, N.A.	$35,000,000
HSBC Bank USA, National Association	$26,880,000
The Governor and Company of the Bank of Ireland	$25,000,000
HSBC UK Bank plc	$8,120,000

Total	$300,000,000.00

[Annex A to Credit Agreement]